OFFER TO PURCHASE FOR CASH
ALL ISSUED ORDINARY SHARES

OF

PACIFIC INTERNET LIMITED
(Singapore company registration no. 199502086C)

AT

US$10.00 NET PER SHARE

BY
CONNECT HOLDINGS LIMITED
(Bermuda company registration no. 38611)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON 7 JUNE 2007, 12:00 NOON SINGAPORE TIME ON 7 JUNE 2007, UNLESS THE OFFER IS EXTENDED.

Connect Holdings Limited is offering to purchase at a price of US$10.00 net in cash per share, without interest (Offer Price) all issued ordinary shares of Pacific Internet Limited (PacNet), on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal (which together constitute our Offer).

Our Offer is conditioned on, among other things, the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to options validly exercised on or before the final expiration date). We currently own 4,121,287 shares, or approximately 29.78%, of the issued shares of PacNet as of 31 March 2007, based on information provided to us by PacNet. This Offer is also subject to certain other conditions described in Section 15, “The Offer — Certain Conditions of this Offer.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offence.

We are making this Offer pursuant to Rule 15 of The Singapore Code on Takeovers and Mergers and the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

If you are in any doubt about this Offer or the action that you should take, you should consult your stockbroker, bank manager, lawyer or other professional adviser immediately.

The Financial Adviser and Dealer Manager for this Offer is Lazard Asia Limited (Singapore company registration No. 199408508H) and Lazard Frères & Co. LLC (together Lazard). The Information Agent for this Offer is MacKenzie Partners, Inc.

IMPORTANT

Any shareholder desiring to tender all or any portion of its shares should, as applicable, (1) complete and sign the enclosed Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered shares and any other required documents to The Bank of New York, the Depositary for this Offer, at the address listed on the back cover of this Offer to Purchase or (2) deliver the tendered shares and either a Letter of Transmittal or Agent’s Message pursuant to the procedures for book-entry transfer set forth in Section 3, “The Offer — Procedure for Tendering Shares.” A shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender shares as the registered shareholder using one of the methods set forth above.

A shareholder who desires to tender shares and whose certificate(s) for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for guaranteed delivery set forth in Section 3, “The Offer — Procedure for Tendering Shares.”

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent for this Offer or Lazard, the Financial Adviser and Dealer Manager for this Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the brokers, dealers, commercial banks, trust companies or other nominees holding your shares.

The date of this Offer to Purchase is

2 May 2007

SUMMARY TERM SHEET

This summary highlights important information from our Offer but is intended to be an overview only. We urge you to read carefully the remainder of this Offer and the related Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

The Offer, Parties to the Offer	We are offering to purchase at a price of US$10.00 net in cash for each PacNet share, without interest all issued ordinary shares of PacNet. See Section 1, “The Offer — Terms of this Offer,” for a description of the terms of this offer.

Connect Ownership	We currently own 4,121,287 shares, or approximately 29.78%, of the issued shares of PacNet. We have also received an irrevocable undertaking from Vantage Corporation Limited to tender 1,629,373 PacNet shares, representing approximately 11.77% of the issued share capital of PacNet, into the offer. For details of our dealings in PacNet shares, see Schedule B “Ownership of certain beneficial owners and management of PacNet”.

Conditions to the Offer	Under The Singapore Code on Takeovers and Mergers, we cannot complete this offer unless a sufficient number of shares are tendered such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this offer (including shares issued or to be issued pursuant to options validly exercised on or before the final expiration date). In addition, this offer will be conditional upon other conditions set out in Section 15 “The Offer — Certain Conditions of this Offer”. We reserve the right to waive in whole or in part all of the conditions set out in the Appendix other than the minimum acceptance condition. See Section 15, “The Offer — Certain Conditions of this Offer” for a complete description of all of the conditions to which this offer is subject.

Going-Private Transaction	Because we are an affiliate of PacNet, for the purpose of the Exchange Act, this offer is a “going-private” transaction. If the minimum tender condition is satisfied and this offer is successful, PacNet will become a subsidiary of us, and we intend, when circumstances permit, to delist PacNet from the Nasdaq Global Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result:

• The number of publicly-held shares and the number of holders of such shares will be reduced, which may adversely affect the liquidity and trading price of the PacNet shares; and

• PacNet shares would no longer trade on the Nasdaq Global Market; and

• PacNet would no longer file reports with the U.S. Securities and Exchange Commission.

Compulsory Acquisition	If this offer is successful and we purchase, either pursuant to this offer or on the open market within four months following the commencement of this offer, at least 90% of the issued PacNet voting shares, other than those already owned by us, our related corporations or respective nominees, we intend to exercise our right under the Companies Act of Singapore to compulsorily acquire those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this offer. Upon completion of a compulsory acquisition, we would own all of the issued shares of PacNet.

Shareholders who participate in this offer will receive cash for their shares earlier than shareholders who wait for the Compulsory Acquisition to occur (assuming that we will have a right to such Compulsory Acquisition). See Section 11, “The Offer — Compulsory Acquisition.”

Options Proposal	The options granted under the PacNet 1999 Share Option Plan are not freely transferable by the holders thereof. We are, therefore, not offering to acquire the options pursuant to this offer. However, we are making a concurrent proposal to the holders of options as described in Section 1.3, “The Offer — Terms of this Offer — Options” and in Schedule D hereto.

Position of the PacNet Board	PacNet’s board of directors has not yet made any recommendation concerning this offer.

Ability to Withdraw	The initial offer period for acceptances and withdrawals is the period from the date of this offer to purchase until 12:00 midnight New York City time, on 7 June 2007, 12:00 noon Singapore time on 7 June 2007.

Tenders of shares made pursuant to this offer may be withdrawn at any time on or prior to 7 June 2007, and, unless already accepted for payment pursuant to the offer, may also be withdrawn at any time after 1 July 2007. There will be no withdrawal rights during any subsequent offering period for shares tendered during the subsequent offering period. See Section 5, “The Offer — Rights of Withdrawal.”

Certain Tax Considerations	For a discussion of certain U.S. federal income tax consequences and Singapore tax consequences for U.S. taxpayers of the offer applicable to holders, see Section 6, “The Offer — Material U.S. Federal Income Tax Consequences” and Section 7, “The Offer — Singapore Tax Consequences for U.S. Taxpayers.”

Source of Funds	We expect to have sufficient funds to purchase all PacNet shares tendered in the offer, to purchase the PacNet shares in the compulsory acquisition (if applicable) and to implement the options proposal, through existing internal resources of the Connect group. The offer is not conditioned on our obtaining these funds. Lazard Asia Limited, as financial adviser, has confirmed that we have sufficient financial resources available to satisfy full acceptance of the offer and the options proposal. This confirmation has been provided by Lazard Asia Limited to meet the requirements of the Singapore Code. See Section 13, “The Offer — Source and Amount of Funds.”

Financial Adviser and Dealer Manager	Lazard Asia Limited and Lazard Frères & Co. LLC (together Lazard)

Depositary	The Bank of New York

Information Agent	MacKenzie Partners, Inc.

EXPECTED TIMETABLE

Event	New York Time		Singapore Time

Commencement of the Offer	2 May 2007		2 May 2007
Expiration Date of the Offer(1)	12:00 midnight on 7 June 2007		12:00 noon on 7 June 2007
Last day for a tendering PacNet shareholder to withdraw	12:00 midnight on 7 June 2007	(2)	12:00 noon on 7 June 2007	(2)

You should note that the events listed above are indicative only and may be subject to change. Please refer to future announcement(s) made by or on behalf of Connect as filed with the SEC for the exact dates of these events.

(1)	If the Minimum Tender Condition and all other conditions are satisfied (or waived) on this date (or on any other scheduled expiration date of an extension period) and the Offer is declared unconditional, the Offer will remain open through a subsequent offering period of not less than 14 calendar days but not more than 20 business days from the Expiration Date to give holders of PacNet shares who have not accepted the Offer the opportunity to tender their acceptances after this date. Holders of PacNet shares who tender their acceptance during the subsequent offering period have no right to withdraw their acceptances at any time.

(2)	If the Expiration Date of the Offer is extended, the Offer will be declared unconditional on any scheduled expiration date of an extension period if the Minimum Tender Condition and all other conditions are satisfied on that date. The Offer will also be declared unconditional prior to the scheduled expiration date of an extension period when there have been validly tendered and not withdrawn a number of PacNet shares owned, controlled or agreed to be acquired before or during the Offer by or on behalf of Connect, or by parties acting or deemed to be acting in concert with Connect, will result in Connect (and parties acting or deemed to be acting in concert with Connect) holding PacNet shares representing more than 50% of the maximum potential issued share capital of PacNet and all other conditions to the Offer are satisfied. The maximum potential issued share capital of PacNet means the total number of PacNet shares that would be in issue if all the outstanding Options were validly exercised.

QUESTIONS AND ANSWERS ABOUT THIS TENDER OFFER

WHO IS OFFERING TO PURCHASE MY SECURITIES?

Connect Holdings Limited, a Bermuda company, is offering to purchase your PacNet shares as described in this Offer to Purchase. See Section 10, “The Offer — Certain Information Concerning Connect,” for further information about us.

WHAT ARE THE AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

We are offering to purchase all PacNet shares that we do not own, including all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the final expiration of this Offer, of any options granted under the PacNet Share Option Plan (the Options). For information about the conditions to this Offer, see Section 15, “The Offer — Certain Conditions of this Offer.”

HOW MUCH IS CONNECT OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay US$10.00 net in cash for each PacNet share, without interest. See Section 1, “The Offer — Terms of this Offer,” for information about the terms of this Offer.

WHAT IS THE MOST SIGNIFICANT CONDITION TO THIS OFFER?

This Offer is conditioned on, among other things, satisfaction of the minimum tender condition. The minimum tender condition requires the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date) (the Minimum Tender Condition). Under the Singapore Code, we are not permitted to waive the Minimum Tender Condition and this Offer will not successfully close unless this condition is satisfied. Prior to making this Offer, (i) our shareholder voted to approve this Offer and its implementation and (ii) the Info-Communications Development Authority of Singapore granted us permission to proceed with this Offer. See “Introduction” and Section 15, “The Offer — Certain Conditions of this Offer” for a complete description of all of the conditions to which this Offer is subject.

DOES CONNECT HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. We have the financial resources to pay for all tendered shares pursuant to this Offer with our existing internal resources and capital contributions from the Investors (as defined in Section 10), as confirmed by Lazard Asia Limited, our Singapore financial adviser. This Offer is not conditioned upon any financing arrangement. See Section 12, “The Offer — Source and Amount of Funds” and Section 13, “The Offer — Confirmation of Financial Resources.”

WHY IS CONNECT MAKING THIS OFFER?

The Connect Group (as defined in Section 10) is focused on providing industry-leading telecommunications services across the Asia Pacific Region.

We are making this Offer to pursue strategic synergies. PacNet will provide the Connect Group with the opportunity to expand its geographic reach in key Asian markets including India, Malaysia and Thailand and increase market share in the Connect Group’s existing markets including Australia, the Philippines, Hong Kong and Singapore. In addition, PacNet will allow the Connect Group to accelerate its entry into the corporate SME (small to medium sized enterprises) market segment which is experiencing significant demand growth for a broader set of telecommunications requirements. The integration of PacNet’s products and services with the Connect Group’s current suite of services will enable the Connect Group to meet substantially all of the voice and data requirements of any single corporate client. We therefore wish to acquire at least a majority stake in PacNet.

This Offer presents an opportunity for PacNet shareholders to sell their PacNet shares for cash at a premium to the recent market trading prices of PacNet shares.

IS THIS OFFER SUPPORTED BY THE PACNET BOARD OF DIRECTORS?

The PacNet board of directors has not yet made any recommendation concerning this Offer. The PacNet board of directors is required to advise PacNet shareholders of its position on this Offer within ten business days under U.S. federal securities laws or within 14 calendar days under the Singapore Code, from the date of this Offer, whichever is earlier. The PacNet board of directors must also obtain competent independent advice on this Offer and it must communicate this advice in a circular to its shareholders. The approval of the PacNet board of directors is not a condition to this Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THIS OFFER?

You may tender your shares in this Offer until 12:00 midnight, New York City time, on 7 June 2007, 12:00 noon Singapore time on 7 June 2007, which is the scheduled expiration date of this Offer. You will have additional time to tender your shares if we extend the offering period or provide a subsequent offering period. See Section 3, “The Offer — Procedure for Tendering Shares,” for information about tendering your shares.

WHEN DOES THIS OFFER EXPIRE?

The scheduled expiration date of this Offer is 12:00 midnight, New York City time on 7 June 2007, 12:00 noon Singapore time on 7 June 2007. However, we may extend the offering period or provide a subsequent offering period as discussed below.

CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

Yes, we may extend the offering period if the conditions to this Offer have not been satisfied or if we are required to extend this Offer by the rules of the U.S. Securities and Exchange Commission (the SEC) or pursuant to the Singapore Code. We would announce an extension of the offering period no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of this Offer. The announcement would state the approximate number of shares tendered as of the scheduled expiration date and the extended expiration date. We may extend this Offer more than once; however, under the Singapore Code, this Offer cannot be kept open beyond 5:30 p.m., New York City time, on the 60th calendar day following the date of this Offer to Purchase, or 1 July 2007, (the Final Day Rule) save that the Offer must remain open for acceptances for a subsequent offering period of not less than 14 days but not more than 20 business days after the date on which the Offer becomes or is declared unconditional as to acceptances. Further, Connect may extend the offering period beyond such date with the permission of the Singapore Securities Industry Council. See Section 1.7, “The Offer — Terms of this Offer — Key Timelines,” for information about extensions of this Offer.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

Subsequent to the final expiration date of this Offer and the purchase of all shares tendered during the offering period, we will provide a subsequent offering period of at least 14 calendar days, during which period shareholders who did not tender their shares during the offering period may tender their shares and receive the offer consideration. Tenders during any subsequent offering period may not be withdrawn for any reason. See Section 1, “The Offer — Terms of this Offer” and Section 5, “The Offer — Rights of Withdrawal,” for more information concerning any subsequent offering period.

HOW DO I TENDER MY SHARES?

If you hold the certificates for your shares, you should complete and sign the enclosed Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered shares and any other required documents to the Depositary at the address listed on the back cover of this Offer to Purchase. If your broker or nominee holds your shares for you in “street name,” you must instruct your broker or nominee to tender your shares on your behalf. In any case, the Depositary must receive all required documents before the final expiration date of this Offer, which is 7 June 2007, unless extended. If you cannot comply with any of these procedures on a timely basis, you may tender your shares by following the procedures for guaranteed delivery set forth in Section 3, “The Offer — Procedure for Tendering Shares.”

UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You may withdraw previously tendered shares from this Offer at any time before the final expiration date of this Offer and, unless we have already accepted your shares for payment pursuant to the Offer, you may also withdraw your shares at any time after 1 July 2007. There would be no withdrawal rights during any subsequent offering period. See Section 5, “The Offer — Rights of Withdrawal,” for more information.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

You (or your broker or nominee if your shares are held in “street name”) must mail, deliver or fax a written notice of withdrawal to the Depositary at the address or fax number listed on the back cover of this Offer to Purchase, and the notice must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about withdrawal procedures, see Section 5, “The Offer — Rights of Withdrawal.”

WHEN AND HOW WILL I BE PAID FOR MY SHARES?

If the Offer is declared unconditional, holders who had validly tendered their acceptances in accordance with the procedure for tendering shares without withdrawing their acceptances before the date on which the Offer is declared unconditional will be paid as promptly as practicable and in any event under Singapore law, within 10 calendar days after the date on which the Offer is declared unconditional, and holders who validly tender their acceptances after the date will be paid as promptly as practicable and in any event under Singapore law, within 10 calendar days of the Depositary’s receipt of their acceptances.

We will pay for your validly tendered and not withdrawn shares by depositing the offer price with the Depositary who will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, the Depositary will not transmit our payment to you for your tendered shares until it receives either the certificates for the shares or a confirmation of the book-entry of such shares, a properly completed and duly executed Letter of Transmittal (or fax thereof) and any other required documents for such shares. See Section 3, “The Offer — Procedure for Tendering Shares.”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the record owner of your shares and you tender your shares to us in this Offer, you will not pay brokerage fees or similar expenses. If you own your shares through a broker or nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charge will apply. We will pay all charges and expenses of The Bank of New York, the Depositary for this Offer, and MacKenzie Partners, Inc., the Information Agent for this Offer. See Section 3, “The Offer — Procedure for Tendering Shares.”

IF THE TENDER OFFER IS SUCCESSFUL, WHAT SHOULD I BE AWARE OF?

If the Minimum Tender Condition is satisfied and this Offer is successful, PacNet will become a subsidiary of Connect and we intend, when circumstances permit, to delist PacNet from the Nasdaq Global Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result, PacNet shares would no longer trade on the Nasdaq Global Market and PacNet would no longer file reports with the SEC.

Our purchase of shares in this Offer will reduce the number of shares that would otherwise be publicly traded and will reduce the number of holders of shares. These events could adversely affect the liquidity and trading price of the PacNet shares.

Upon successful completion of this Offer, our concurrent proposal made to the holders of Options as described herein will also become effective and holders of Options who have validly accepted our proposal will surrender their Options for cancellation.

IF THE TENDER OFFER IS SUCCESSFUL AND CONNECT PURCHASES AT LEAST 90% OF THE VOTING SHARES THAT IT DOES NOT OWN, WHAT RIGHTS DOES CONNECT HAVE IN RELATION TO THE SHARES THAT WERE NOT TENDERED?

If this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued PacNet voting shares, other than those already owned by us, our related corporations or respective nominees (the 90% Purchase Condition), we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the Compulsory Acquisition) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, Connect would own all of the issued shares of PacNet. See Section 11, “The Offer — Compulsory Acquisition.”

WHEN DOES CONNECT EXPECT TO COMPLETE THE COMPULSORY ACQUISITION?

If the 90% Purchase Condition is satisfied prior to the final expiration date of this Offer or of any subsequent offering period (if applicable), we intend to exercise our right for the Compulsory Acquisition shortly after the completion of this Offer. If the 90% Purchase Condition is satisfied after the final expiration date of this Offer but within four months following the commencement of this Offer, we intend to exercise our right for the Compulsory Acquisition as soon as the 90% Purchase Condition is satisfied. The Compulsory Acquisition will take at least three months to complete assuming that no minority shareholder files an objection with the Singapore courts.

DO I HAVE THE RIGHT TO HAVE MY PACNET SHARES APPRAISED?

Neither U.S. nor Singapore law provides PacNet shareholders with any appraisal rights in connection with this Offer.

IF THE TENDER OFFER IS SUCCESSFUL AND CONNECT PURCHASES AT LEAST 90% OF THE ISSUED VOTING SHARES, WHAT RIGHTS DO I HAVE IF I HAVE NOT TENDERED MY SHARES?

PacNet shareholders who have not tendered their shares in this Offer have the right, under the Singapore Companies Act, to require Connect to acquire their PacNet shares at the same purchase price (without interest) as the price for the shares purchased in the Offer, in the event that Connect acquires at least 90% of the issued voting shares of PacNet. PacNet shareholders who wish to exercise this right are advised to seek their own independent legal advice.

IS THIS OFFER TO PURCHASE DOCUMENT BEING SENT OR BEING MADE AVAILABLE TO ALL PACNET SHAREHOLDERS?

Yes. We are sending this Offer to Purchase to all PacNet registered shareholders. We are also making available this Offer to Purchase to all PacNet shareholders. However, the validity of this Offer to PacNet shareholders resident outside the U.S. or Singapore (Foreign Shareholders) may be affected by the laws of the relevant foreign jurisdictions. For the avoidance of doubt, this Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of shares in any jurisdiction in which the making of this Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. Foreign Shareholders should inform themselves about, seek independent legal advice and comply with the applicable laws in their relevant jurisdictions. However, we may, in our discretion, take such action as we may deem necessary to make this Offer in any such jurisdiction.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On 11 January 2007, the trading day prior to the initial announcement of our intention to make this Offer, the reported closing price on the Nasdaq Global Market was US$9.11 per share. On 27 April 2007, the latest practicable date prior to the printing of this Offer to Purchase, the reported closing price on the Nasdaq Global Market was US$9.83 per share. You should obtain a recent market quotation for ordinary shares of PacNet in deciding whether to tender your shares. See Section 8, “The Offer — Price Range of Shares; Dividends,” for recent high and low closing sales prices of PacNet shares.

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

If you are a U.S. taxpayer, your receipt of cash for PacNet shares in this Offer will be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your own tax adviser as to the particular tax consequences of this Offer to you. If you tender your shares to us in this Offer and do not either complete and sign the Substitute Form W-9 (applicable to U.S. holders) that is included in the Letter of Transmittal or provide the appropriate U.S. Internal Revenue Service Form W-8 (applicable to non-U.S. holders), we may be required to withhold 28% of the gross proceeds payable to you. See Section 6, “The Offer — Material U.S. Federal Income Tax Consequences.”

ARE THERE ANY SINGAPORE TAX CONSEQUENCE FOR U.S. TAXPAYERS?

Singapore does not impose a capital gains tax on sales of securities unless such gains are considered to be revenue in nature and derived from any trade carried on in Singapore by the seller of such securities. Such revenue gains will be taxable under Singapore’s Income Tax Act. No withholding tax is payable in Singapore on the consideration received on sales of shares. See Section 7, “The Offer — Singapore Tax Consequences for U.S. Taxpayers.”

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

If you have questions, need assistance or require copies of this Offer to Purchase, the Letter of Transmittal and related documents, you should contact the Information Agent or the Financial Adviser and Dealer Manager at the following addresses and telephone numbers:

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885
Email:tenderoffer@mackenziepartners.com

or

The Financial Adviser and Dealer Manager for the Offer is:

Lazard Asia Limited 3 Church Street #14-01 Samsung Hub Singapore 049483	Lazard Fréres & Co. LLC 30 Rockefeller Plaza New York, New York 10020

Call in Singapore.: (65) 6534 2011

TO THE HOLDERS OF ORDINARY SHARES OF PACNET:

INTRODUCTION

Connect Holdings Limited (Connect) is offering to purchase at a price of US$10.00 net in cash per share, without interest all issued ordinary shares in the capital of Pacific Internet Limited (PacNet), on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal (which together constitute our Offer). The per share offer price represents a 9.77% premium to US$9.11, the reported closing price on 11 January 2007, the trading day prior to the initial announcement of our intention to make this Offer, and a 1.73% premium to US$9.83, the reported closing price on 27 April 2007, the latest practicable date prior to the printing of this Offer to Purchase.

Our Offer is conditioned on, among other things, the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options (as defined below) validly exercised on or before the final expiration date) (the Minimum Tender Condition), as described in Section 15, “The Offer — Certain Conditions of this Offer.”

As of the date of this Offer, Connect owns 4,121,287 shares, or approximately 29.78%, of PacNet’s issued shares based on 13,840,164 issued shares of PacNet as of 31 March 2007, based on information provided to us by PacNet.

As at 24 April 2007, there are 518,580 shares issuable pursuant to outstanding options (the Options) granted under the PacNet Share Option Plan, comprising 157,080 Options at an exercise price of S$10.69, 61,000 Options at an exercise price of S$11.22 and 300,500 Options at an exercise price of S$16.92, based on information provided to us by PacNet. As of 31 March 2007, PacNet has 13,840,164 issued ordinary shares and a potential maximum of 14,358,744 issued ordinary shares, assuming the valid exercise of all Options. Accordingly, based on the above figures, we believe that the Minimum Tender Condition would be satisfied upon the tender of at least approximately 2,798,796 shares, or 3,058,086 shares assuming all Options were validly exercised on or prior to the final expiration date.

If you are the record owner of your shares and you tender your shares to us in this Offer, you will not pay brokerage fees or similar expenses. If you own your shares through a broker or nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charge will apply. We will pay all charges and expenses of The Bank of New York, the Depositary for this Offer, and MacKenzie Partners, Inc., the Information Agent for this Offer. See Section 3, “The Offer — Procedure for Tendering Shares.”

If you are a U.S. taxpayer, your receipt of cash for PacNet shares in this Offer will be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your own tax adviser as to the particular tax consequences of this Offer to you. If you tender your shares to us in this Offer and do not either complete and sign the Substitute Form W-9 (applicable to U.S. holders) that is included in the Letter of Transmittal or provide the appropriate U.S. Internal Revenue Services (IRS) Form W-8 (applicable to non-U.S. holders), we may be required to withhold 28% of the gross proceeds payable to you. See Section 6, “The Offer — Material U.S. Federal Income Tax Consequences.” Singapore does not impose a capital gains tax on sales of securities unless such gains are considered to be revenue in nature and derived from any trade carried on in Singapore by the seller of such securities. No withholding tax is payable in Singapore on the consideration received on sales of shares. See Section 7, “The Offer — Singapore Tax Consequences for U.S. Taxpayers.”

The purpose of this Offer is to acquire control of PacNet and depending on the level of acceptances, to delist PacNet from the Nasdaq Global Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. As a result, PacNet shares would no longer trade on the Nasdaq Global Market and PacNet would no longer file reports with the SEC.

Further, if this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued voting shares, other than those already owned by us, our related corporations or respective nominees (the 90% Purchase Condition), we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the Compulsory Acquisition) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, Connect would own all of the issued shares of PacNet.

The Options are not freely transferable by the holders thereof. We are, therefore, not offering to acquire the Options pursuant to this Offer. However, we are making a concurrent proposal to the holders of Options as described in Section 1.3, “The Offer — Terms of this Offer — Options” and in Schedule D hereto.

The PacNet board of directors has not yet made any recommendation concerning this Offer. The PacNet board of directors is required to advise PacNet shareholders of its position on this Offer within ten business days under U.S. federal securities laws or within 14 calendar days under the Singapore Code, from the date of this Offer, whichever is earlier. The PacNet board of directors must also obtain competent independent advice on this Offer and it must communicate this advice in a circular to its shareholders. The approval of the PacNet board of directors is not a condition to this Offer.

This Offer to Purchase and the documents related to or incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations of, including statements concerning our plans with respect to, the acquisition of all of the PacNet shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

•	the inability to execute fully our business strategy after increasing our ownership stake in PacNet;

•	amendments in our business strategies or plans arising from changes in business or market conditions;

•	general economic, capital market and business conditions;

•	the effect of war, terrorism or catastrophic events;

•	competitive factors in the industries in which PacNet and Connect operate;

•	changes in government regulation;

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

•	such other risks and uncertainties described in PacNet’s filings with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder.

The information contained in this Offer to Purchase concerning PacNet was obtained from publicly available sources or made available by PacNet to Connect. We do not take any responsibility for the accuracy of such information, and the sole responsibility of the Connect board of directors in this regard has been to ensure through reasonable inquiries that such information has been accurately and correctly extracted from such sources or accurately reflected or reproduced in this Offer to Purchase.

THIS OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER (TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW) OF THE CONDITIONS DESCRIBED IN SECTION 15, “THE OFFER — CERTAIN CONDITIONS OF THIS OFFER.” THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON 7 JUNE, 2007, 12:00 NOON SINGAPORE TIME ON 7 JUNE 2007, UNLESS WE EXTEND IT.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THIS OFFER.

SPECIAL FACTORS

The Offeror — Connect

Connect was incorporated in Bermuda on 22 June 2006 and is an investment holding company. Connect is a wholly-owned subsidiary of Connect International Limited (CIL), an investment holding company incorporated in Bermuda on 20 June 2006. CIL is, in turn, owned by a number of investment funds, namely:

•	Ashmore Global Special Situations Fund Limited, Ashmore Global Special Situations Fund 2 Limited, Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio, Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund, Ashmore Emerging Markets Debt Fund and Ashmore Emerging Markets Debt and Currency Fund Limited (together Ashmore);

•	Spinnaker Global Opportunity Fund Ltd, Spinnaker Global Emerging Markets Fund Ltd and Spinnaker Global Strategic Fund Ltd (together Spinnaker); and

•	Clearwater Undersea Cable Investments, LP (Clearwater).

Ashmore, Spinnaker and Clearwater (collectively Investors) are investment funds whose business is principally to invest in various products with the objective of securing favourable financial returns. The Investors have significant experience and expertise in special situation investments that involve public and private debt or equity. The Investors collectively have over US$30 billion of assets under management.

Connect owns 100% of Asia Netcom Corporation Limited (Asia Netcom) and all its group entities. Asia Netcom is an Asia-based telecommunications carrier whose principal business is the provision of telecommunications services, including dealing in telecommunications services and network capacity, submarine and/or terrestrial cable network telecommunications capacity, managed network services and internet protocol-based services. Asia Netcom operates an extensive telecommunications network infrastructure in the Asia Pacific region, including a privately-owned sub sea cable system, East Asia Crossing (EAC), as well as terrestrial backhauls and telehouses in key Asian markets. Leveraging these strategic assets, Asia Netcom provides a comprehensive portfolio of city-to-city connectivity, data communications and IP-based solutions and services to enterprise, ISP and carrier customers in Asia and the rest of the world. Asia Netcom is headquartered in Hong Kong with local offices in major Asian markets, the US and Europe. EAC is an end-to-end network designed to provide Asia-based and multinational corporations with seamless broadband, city-to-city connectivity through a combination of submarine cables, backhaul connections to landing sites, national terrestrial networks, metropolitan-area-networks and major equipment co-location facilities. EAC connects the major Asian business cities of China, Hong Kong, Japan, Korea, the Philippines, Singapore and Taiwan. The total length of the EAC system extends 19,800 kilometres.

Through a separate investment vehicle C2C Group Limited, the Investors own 100% of C2C Pte Ltd and all its group entities. The C2C group owns and operates a submarine cable network and provides telecommunications facilities and services. The C2C network consists of a 17,000 kilometre intra-Asian undersea cable ring connecting Japan, South Korea, China, Taiwan, Hong Kong, the Philippines and Singapore and direct connectivity to owned capacity on a trans-Pacific ring network between Japan and the USA.
respect thereof.

Historical Chronology of Events

On 12 May 2006 MediaRing Ltd (MediaRing) then holding 651,572 shares in PacNet representing approximately 4.8% of the issued shares of PacNet (as disclosed in MediaRing’s SC TO-T/A dated 11 July 2006), made a voluntary conditional cash tender offer for all the issued ordinary shares of PacNet at an offer price of US$8.25 per share. On 22 June 2006 MediaRing revised its offer and raised its offer price to US$9.50 per share. At the close of the offer on 10 July 2006, 3,923,621 shares representing approximately 29.0% of the issued shares of PacNet (as disclosed in MediaRing’s SC TO-T/A dated 11 July 2006) had been validly tendered. As the minimum tender condition of more than 50% of the PacNet shares (including shares already owned by MediaRing) had not been satisfied, the offer lapsed. Following MediaRing’s unsuccessful tender offer, MediaRing purchased shares on and off-market resulting in it holding. 4,056,163 shares in PacNet representing approximately 29.71% of the issued shares of PacNet based on 13,652,694 issued shares of PacNet as of 31 July 2006 (as disclosed in MediaRing’s Schedule 13D/A dated 19 September 2006). As at the date of this Offer, MediaRing is PacNet’s second largest shareholder.

Following the lapse of MediaRing’s tender offer in mid 2006, Connect conducted a review of the telecommunications industry and began to consider an investment in PacNet both through purchases on the open market or from other shareholders of PacNet. Between 10 July 2006 and 21 July 2006, 610,577 PacNet shares were purchased for and on behalf of Connect by way of open market purchases on the NASDAQ Global Market. Subsequently, between 15 September 2006 and 19 September 2006, Connect purchased an additional 976,617 PacNet shares by way of market purchases.

In early September, both MediaRing and Vantage Corporation Limited (VCL) announced that they were requisitioning PacNet to convene an extraordinary general meeting to consider resolutions in relation to the removal and election/appointment of directors to the board of PacNet. On 29 September 2006, VCL also announced that it was evaluating its then approximate 28.35% investment in PacNet and considering the potential disposal of all or part of its interest or acquiring additional shares in PacNet including making a partial or general offer, and would seek a mandate from its shareholders in this connection. On 2 October 2006 the board of directors of PacNet announced that it would convene an extraordinary general meeting to consider resolutions proposed by MediaRing and VCL, then 29.71% and 28.35% shareholders respectively.

In response to PacNet’s announcement, on 4 October 2006, representatives of Connect wrote to PacNet proposing a resolution nominating Steven Barry John Simpson for appointment as a director of PacNet.

In light of VCL’s announcement on 29 September 2006 in respect of its investment in PacNet, Connect approached VCL towards the end of October 2006 with regard to a potential purchase by Connect of all or part of VCL’s stake in PacNet. Discussions followed but did not result in any agreement and were discontinued.

Between 31 October 2006 and 22 November 2006, 284,093 PacNet shares were purchased for and on behalf of Connect by way of open market purchases on the NASDAQ Global Market.

On 7 November 2006, PacNet held an extraordinary general meeting for the removal and appointment of directors. The result of the meeting was that four directors were reappointed, including nominees of MediaRing and VCL respectively, and Mr Simpson’s appointment was approved, subject to IDA approval.

On 7 December 2006, the IDA approved Mr Simpson’s appointment as a director (which had been approved by the shareholders on 7 November 2006), and granted Connect unconditional approval to acquire an ownership interest in PacNet of at least 12% but less than 30%. PacNet informed Connect’s representatives that Mr Simpson’s appointment was effective from 7 December 2006. Following that notification, Mr Simpson assumed his board seat as the fifth member of the board which also included one MediaRing and two VCL nominees, as well as the chief executive officer of PacNet.

On 26 December 2006, we learned of the mandate granted by the shareholders of VCL, for the board of directors to deal with VCL’s investment in PacNet by either acquiring additional shares in PacNet, including the making of a partial or general offer for shares in PacNet or disposing of all or part of its equity interest in PacNet at a price of not less than US$9.50 for each share. Upon reviewing our options with respect to our investment in PacNet, shortly thereafter, we re-initiated discussions with VCL to purchase their stake.

On 12 January 2007 we entered into a sale and purchase agreement with VCL for the purchase of 2,250,000 PacNet shares. The shares were sold and transferred from VCL to Connect on 22 January 2007.

In connection with the above mentioned sale, on 12 January 2007 Connect received an irrevocable undertaking from VCL to tender all PacNet shares held by VCL and not already acquired by Connect, being 1,629,373 PacNet shares into this Offer.

On 12 January 2007, we announced our intention to commence this Offer subject to the satisfaction or waiver of certain pre-conditions, including certain approvals required under Singapore law and regulations. We also delivered a letter to PacNet inviting PacNet to file jointly with us the required application for approval of this Offer to the IDA.

On 23 January 2007, PacNet’s Singapore legal counsel informed our Singapore legal counsel that PacNet would jointly file the required application for approval of this Offer to the IDA with Connect. Accordingly on 26 January 2007, Connect and PacNet jointly filed an application to the IDA in respect of this Offer.

On 30 March 2007, we obtained the unconditional approval of the IDA in respect of our proposal to acquire a direct ownership interest of more than 30% in PacNet pursuant to our Offer.

As at the date of this Offer to Purchase, Connect owns and/or has an interest in an aggregate 4,121,287 PacNet shares (not including the shares that are the subject of the irrevocable undertaking referred to above), representing approximately 29.78% of the issued share capital of PacNet based on 13,840,164 issued shares of PacNet as of 31 March 2007, based on information provided to us by PacNet. By reason of their relationship to Connect, CIL and the Investors are each reported as having shared power to vote and dispose or direct the vote and disposition of 4,121,287 PacNet Shares.

Except as disclosed in this Offer to Purchase, we do not intend to take steps to seek PacNet’s recommendation in respect of the Offer, nor do we intend to enter into any agreement, arrangement or understanding with PacNet in respect thereof.

Regulatory Framework

Designated Telecommunications Licensee — Regulatory Framework

PacNet is a designated telecommunications licensee under the Singapore Telecommunications Act. Consequently, Connect must comply with the provisions of the Code of Practice for Competition in the Provision of Telecommunication Services 2005 (the Competition Code) in respect of its proposed acquisition of an ownership interest in PacNet. Pursuant to Section 10.3.6.3.2 of the Competition Code, the approval of the Info-Communications Development Authority of Singapore (IDA) must be obtained in respect of an acquisition of an interest of more than 12% but less than 30% in a licensee.

Pursuant to Sub-section 10.8.1 of the Competition Code the prior written approval of the IDA must be obtained in respect of Connect’s proposal to acquire a direct ownership interest in PacNet pursuant to the Offer since the Offer, if made and if it becomes unconditional, would result in Connect holding an ownership interest in PacNet of more than 30%.

Under the Advisory Guidelines Governing Tender Offer Process under Section 10 of the Code of Practice for Competition in the Provision of Telecommunication Services 2005 (the Tender Offer Guidelines) issued by IDA, when a potential offeror intends to make a voluntary offer for shares in an offeree (being a licensee under the Competition Code), the potential offeror must announce a pre-conditional offer and the potential offeror and the offeree shall apply to IDA for prior approval before the potential offeror makes the voluntary offer.

Pursuant to Section 32F of the Telecommunications Act, the appointment of a director to the board of a licensee also requires the prior approval of the IDA.

Reasons for and Purpose of this Offer; Connect’s Plans for PacNet

We are focused on providing industry-leading telecommunications services across the Asia Pacific region.

We are making this Offer to pursue strategic synergies associated with combining the upstream1 assets of the Connect Group with PacNet’s downstream operations. PacNet will provide the Connect Group (as defined in Section 10) with the opportunity to expand its geographic reach in key Asian markets including India, Malaysia and Thailand and increase market share in the Connect Group’s existing markets including Australia, the Philippines, Hong Kong and Singapore. In addition, PacNet will allow the Connect Group to accelerate its entry into the

1 Upstream markets are typically defined as the wholesale market for the supply of international cable capacity and backhaul. Downstream (retail) markets are typically defined as corporate and residential markets for dial-up internet access, broadband access, roaming, managed data, leased line, co-location services, international IP transit and IPLC services.

corporate SME (small to medium sized enterprises) market segment which is experiencing significant demand growth for a broader set of telecommunications requirements. The integration of PacNet’s products and services with the Connect Group’s current suite of services will enable the Connect Group to meet substantially all of the voice and data requirements of any single corporate client. We therefore wish to acquire at least a majority stake in PacNet.

The purpose of this Offer is to acquire control of PacNet and depending on the level of acceptances, we intend, when circumstances permit, to delist PacNet from the Nasdaq Global Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, subject to applicable law. If this Offer is successful and the 90% Purchase Condition is satisfied, we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the Compulsory Acquisition) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, Connect would own all of the issued shares of PacNet.

If this Offer is successful and we delist PacNet from the Nasdaq Global Market and terminate PacNet’s reporting obligations under U.S. federal securities laws, we intend to nominate a number of new candidates to the board of directors of PacNet, subject to IDA approval.

We currently intend to retain the PacNet shares we acquire pursuant to the Offer and the Compulsory Acquisition (if applicable), but may in the future consider transfers or sales to related corporations or other third parties. Except as disclosed in this Offer to Purchase, the Connect Group has no current plans for participation by any third party in the Offer, however we may consider proposals by one or more third parties for them to participate in the Offer. Without limitation to the generality of the foregoing, participation by a third party may involve the transfer to the third party of any PacNet shares that we acquire pursuant to acceptances tendered under the Offer. A third party who participates in the Offer may be related or unrelated to Connect, or an entity in which Connect and another related or unrelated entity are co-investors. The participation by a third party in the Offer will be subject to applicable laws and regulations of the SIC and under U.S. federal securities laws. We will make an appropriate announcement should any definitive agreement be entered into between Connect and any third party in relation to such third party’s participation in the Offer.

Given the opportunity to make this Offer to acquire all the issued ordinary shares in PacNet, we did not consider any other alternative transaction structures.

Except as otherwise described in this Offer to Purchase, Connect has no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, reorganization or liquidation involving PacNet; (ii) any purchase, sale or transfer of a material amount of assets of PacNet; (iii) major changes to be introduced in PacNet’s business, including the redeployment of fixed assets of PacNet; (iv) any material change in PacNet’s present dividend rate or policy, or PacNet’s indebtedness or capitalization; (v) any material change in the management of PacNet; (vi) any change in any material term of the employment contract of any executive officer or any material change to the employment of employees of PacNet; or (vii) any other material change in PacNet’s corporate structure or business. We expressly reserve our right to alter the composition of the PacNet board of directors, including the appointment of our nominees on the PacNet board, as well as to change our plans with respect to PacNet based on future developments.

Connect’s Position Regarding the Fairness of the Offer

Pursuant to the Exchange Act and the rules thereunder, we are required to state our belief as to the fairness of the Offer to unaffiliated shareholders. Connect believes that the consideration that unaffiliated shareholders will receive in the Offer and the Compulsory Acquisition is fair based on the following factors:

•	The Offer Price of US$10.00 represents a premium of between 8.41% to 9.77% to PacNet’s average closing share price, and 8.83% to 9.85% to PacNet’s volume-weighted average share price, for the various periods set out in the table below prior to 12 January 2007, the date of our initial announcement of our intention to make this Offer:

				Premium to Weighted
Time Prior to Initial	Average Closing	Premium to Average	Weighted Average	Average Closing
Announcement	Share Price	Closing Share Price	Share Price	Share Price
	(US$)		(US$)

1 market day	9.11	9.77%	9.10	9.85%
3 months	9.22	8.41%	9.19	8.83%
6 months	9.21	8.58%	9.18	8.88%

Source:	Bloomberg

•	The Offer represents a premium of 21.21% to MediaRing’s initial offer price on 12 May 2006 of US$8.25 per share (as disclosed in MediaRing’s SC TO-T/A dated 11 July 2006), and a premium of 5.26% to MediaRing’s revised offer price of US$9.50 per share on 22 June 2006 (as disclosed in MediaRing’s SC TO-T/A dated 11 July 2006). The Offer also represents a premium of 11.36% to the average price per share of approximately US$8.98 paid by MediaRing for 4,056,163 shares at an aggregate purchase price of US$36,442,525.93 over the period from 3 August 2005 to 15 September 2006 (as disclosed in MediaRing’s SC 13D/A dated 19 September 2006);

•	The Offer represents a 1.83% premium to the average purchase price of approximately US$9.82 paid by Connect for 4,121,287 shares at an aggregate consideration of US$40,472,882.82 over the period from 10 July 2006 to 22 January 2007. It is the same price that Connect paid to Vantage Corporation Limited in an off-market purchase of 2,250,000 shares for US$22,500,000.00 on 22 January 2007 and a 4.17% premium to the average on-market price of approximately US$9.60 that Connect paid for 1,871,287 shares for an aggregate consideration of US$17,972,888.82 over the period from 10 July 2006 to 22 November 2006;

•	The analyses contained in the presentation provided by Lazard described below, which included data on the financial and share performance of PacNet, comparison of trading multiples of PacNet with other companies in the same industry and premiums implied by comparing the Offer price to various historical trading prices for PacNet shares, but which does not express an opinion with respect to the fairness of the offer price, a summary of which is set forth below under the heading “Special Factors — Reports, Opinions, Appraisals and Negotiations: Summary of Lazard Presentation to Connect”;

•	Record owners of PacNet shares may sell their shares at the offer price without incurring the transaction costs typically associated with market sales;

•	The form of consideration for the Offer and the Compulsory Acquisition is entirely cash and not subject to any financing condition so that the Offer allows PacNet shareholders to realize a fair value, in cash, for their investment and provides such shareholders certainty of value for their PacNet shares;

Connect also believes that the procedures governing the Offer and the Compulsory Acquisition are fair, based on the following factors:

•	PacNet has announced that the directors of PacNet who are regarded as independent for purposes of the Singapore Code will determine whether to recommend the Offer to shareholders and will retain an independent financial adviser to advise them in respect of the Offer. PacNet has announced that it will deliver a circular containing the recommendation of the independent directors and the independent financial adviser to shareholders and must do so within 14 calendar days of the date of this Offer to Purchase;

•	The Offer will be subject to the Minimum Tender Condition. Connect recognizes that because it already owns approximately 29.78% of the shares of PacNet, this condition requires the acceptance of the Offer by less than a majority of the unaffiliated shareholders to complete the Offer. The Offer is however open to all shareholders and we are offering to purchase all issued ordinary shares. We further believe that each PacNet shareholder is free to decide, without compulsion or pressure, whether to accept the Offer based on the information set out in this Offer to Purchase and available public information concerning PacNet;

•	The Compulsory Acquisition is subject to the 90% Purchase Condition. Accordingly, if the Compulsory Acquisition is consummated, it will be because an overwhelming majority of the unaffiliated PacNet shareholders will have accepted the Offer;

•	If the Compulsory Acquisition is consummated, any PacNet shareholder that has not accepted the Offer will receive the same cash price per share in the Compulsory Acquisition that they would have received had they accepted the Offer, albeit at a later date;

•	Even if Connect does not effect a Compulsory Acquisition, if Connect, its related corporations or their respective nominees acquire, pursuant to the Offer, a number of PacNet shares which, together with the PacNet shares held by Connect, its related corporations or their respective nominees, comprise 90% or more of the total number of PacNet shares outstanding as of the final expiration date of the Offer (including any subsequent offering period), those holders that do not accept the Offer will have the right, under Section 215(3) of the Singapore Companies Act, to require Connect to acquire their PacNet shares at the same price paid in the Offer.

In reaching its conclusion as to fairness, Connect did not consider the liquidation value of PacNet’s assets because it considers PacNet to be a viable going concern. In addition, the liquidation of PacNet’s assets is not considered to be an expected course of action based on Connect’s continued belief in PacNet’s prospects. Therefore, no appraisal of liquidation value was sought for purposes of valuing the PacNet shares.

Connect did not calculate a stand-alone going concern value of PacNet, but did consider a comparison of certain financial, operating and share market data for selected publicly traded companies to similar information for PacNet, each of which supported the fairness determination of Connect.

Connect did not consider net book value, which is an accounting concept, as a factor because it believes that net book value is not a material indicator of the value of PacNet as a going concern but rather is indicative of historical costs. PacNet’s net book value per share, calculated by dividing shareholders’ equity as of 31 December 2006, based on information disclosed in PacNet’s Form 6-K filed with the SEC on 12 February 2007, by the number of PacNet shares outstanding as of 31 March 2007, based on information from PacNet was US$5.12. This value is substantially below the offer price.

The foregoing discussion of the information and factors considered by Connect in connection with the fairness of the Offer is not intended to be exhaustive but is believed to include all material factors considered by Connect. Connect did not find it practicable to assign, nor did it assign, weights to the individual factors considered in reaching their conclusion as to fairness. Rather the determination of Connect as to fairness was made after consideration of all the foregoing factors as a whole. Connect does not believe that any of the factors relating to the Offer Price or procedures listed above constitute a “negative” in their consideration and determination as to the fairness of the Offer.

Summary of Lazard Presentation to Connect

Overview

On 9 April 2007, Connect engaged Lazard to act as its financial adviser regarding its Offer for all of the issued ordinary shares in the capital of PacNet. Connect engaged Lazard based on its qualifications, expertise and reputation. Lazard is an internationally recognized investment banking firm and, as part of its investment banking activities, regularly engages in analyzing businesses and securities in connection with mergers and acquisitions.

Connect have agreed to pay Lazard a contingency fee of US$500,000, payable if the Minimum Tender Condition is satisfied and this Offer is successful, and a further contingency fee of US$800,000 upon (a) the acquisition by Connect of at least 90.1% (including the PacNet shares currently held by Connect) of the outstanding PacNet shares or all or substantially all of the assets of PacNet; or (b) termination of the reporting obligations of PacNet under U.S. federal securities laws.

Connect also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, up to the agreed upon amount set forth in such engagement letter. Connect has agreed to indemnify Lazard and related persons against certain liabilities arising out of or in connection with Lazard’s engagement under such engagement letter.

No material relationship between Lazard and PacNet has existed during the past two years or is mutually understood to be contemplated.

In connection with the engagement, Lazard prepared a presentation to the board of directors of Connect (the Lazard Presentation). The Lazard Presentation does not constitute, and should not be viewed as, a recommendation to any PacNet shareholder as to whether such shareholder should tender PacNet shares held by such shareholder in connection with the Offer or any other transaction. The Lazard Presentation also did not address Connect’s underlying business decision to pursue the Offer, the relative merits of the Offer as compared to any alternative business strategies that might exist for Connect, and the effects of the Offer. Lazard has not delivered any opinion on the fairness of the Offer.

The full text of the Lazard Presentation has been filed as an exhibit to Connect’s combined Schedule TO and Schedule 13e-3 under cover of Schedule TO. Copies of the presentation may be obtained electronically on the SEC’s website at http://www.sec.gov. The following summary does not purport to be a complete description of the Lazard Presentation and you are urged to read the Presentation in its entirety.

In preparing its Presentation, Lazard:

•	Reviewed PacNet’s Annual Reports on Form 20-F for each of the fiscal years ended 31 December 2004 and 31 December 2005, as well as PacNet’s Annual Results for the fiscal year ending 31 December 2006;

•	Reviewed the historical prices and trading volumes of PacNet’s shares; and

•	Reviewed PacNet’s relative share price performance versus the NASDAQ Composite Index and selected companies which Lazard deemed relevant.

Lazard has not made any representation or warranty, express or implied, to any third party regarding the accuracy or completeness of any of the materials contained in the Lazard Presentation and any liability therefore to third parties (including in respect of direct, indirect or consequential loss or damages) is expressly disclaimed. The Lazard Presentation was derived from public sources, which may or may not be correct. In the course of its review, Lazard relied on and assumed, without independent verification, the accuracy and completeness of such financial and other information.

In conducting its analysis and preparing the Lazard Presentation, Lazard did not make any independent evaluation or appraisal of PacNet’s assets or liabilities, contingent or otherwise, nor was Lazard furnished with any such evaluation or appraisal.

Summary of Analyses

The following is a summary of the material analyses presented by Lazard to Connect.

Historical Financial Performance:

Using publicly available information, Lazard reviewed the annual net revenues, gross profit, operating income, earnings before interest, tax, depreciation and amortization (EBITDA) and net income of PacNet for the period from 2002 to 2006. Lazard also reviewed the breakdown of PacNet’s revenue by operating segment, including broadband access, dial-up access, leased line access value-added services and other revenue as well as the breakdown of PacNet’s revenue between consumer and corporate customers.

Historical Share Price Performance:

Using publicly available information as of and up till 25 April 2007, Lazard charted PacNet’s share price in the last five years and highlighted certain PacNet related events that have occurred over the same timeframe. Lazard also reviewed the historical closing share prices of the PacNet shares for the last three months and the last six months. In the six-month period considered, the highest closing price for the PacNet shares was US$10.04, and the lowest closing price was US$8.42. Lazard also observed that the volume weighted average price based on historical closing prices for the PacNet shares was US$9.67, US$9.47, US$9.21 and US$7.64 for the last three months, last six months, last twelve months and last three years, respectively. Volumes of the PacNet shares traded, as a percentage of the number of total issued shares outstanding, was 4.99%, 15.38%, 81.74%, and 417.08% for the last three months, last six months, last twelve months and last three years, respectively.

Relative Share Price Performance:

Using publicly available information as of and up till 25 April 2007, Lazard reviewed and compared the reported daily closing prices of the PacNet shares to corresponding data of the following selected publicly traded companies in the internet service provider (ISP) sector (the Comparable Companies’), as well as the NASDAQ Composite Index, during the last twelve months and the last three years:

•	eAccess Ltd

•	Internet Initiative Japan Co.

•	So-Net Entertainment Corp.

•	Sify Ltd. (ADR)

•	Nifty Corporation

•	Internet Gold-Golden Lines

•	Asahi Net, Inc.

•	CS LoxInfo PCL

•	Liberty Global, Inc.

•	Iliad S.A.

•	United Internet AG

•	Tiscali SpA

•	QSC AG

•	cBeyond Inc.

•	United Online, Inc.

•	Earthlink Inc.

•	Pipex Communications Group.

Comparable Company Analysis:

Lazard reviewed certain publicly available financial data and published earnings estimates for the last twelve months (LTM) and the calendar year 2007 and stock market information of PacNet and the Comparable Companies, and calculated the ratios and multiples based on such information. Adjustments were made, where applicable, for certain extraordinary and non-recurring items. Lazard compared stock prices of the Comparable Companies and PacNet as multiples of LTM actual earnings per share, commonly referred to as the P/E ratio, and multiples of the calendar year 2007 estimated P/E ratios. Lazard also calculated the LTM actual multiple of enterprise value over EBITDA and the estimated calendar year 2007 multiples of enterprise value over EBITDA. All multiples were based on closing stock prices on 25 April 2007. Estimated financial data for the selected companies were based on publicly available mean research analysts’ estimates. Lazard noted that there is no broker research on Pacific Internet and therefore no estimates of financial results for 2007.

Effects of the Offer

Participation in future growth.  If this Offer is successful and if the 90% Purchase Condition is satisfied, we intend to exercise our right under the Singapore Companies Act to compulsorily acquire those shares not previously tendered. Upon completion of a Compulsory Acquisition, Connect would own all of the issued shares of PacNet. Accordingly, former shareholders will not have the opportunity to participate in the future earnings, profits and growth of PacNet and will not have the right to vote on corporate matters relating to PacNet. Similarly, former shareholders will not face the risk of losses generated by PacNet’s operations or decline in the value of PacNet after the Compulsory Acquisition. Therefore the benefit of the Offer and the Compulsory Acquisition to the unaffiliated shareholders of PacNet is the right to receive the same price paid in the Offer. The detriments are that unaffiliated shareholders will cease to participate in any future increase in the value of PacNet.

Market for Shares.  The purchase of Shares by Connect pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Stock Quotation.  The Shares are quoted on the Nasdaq Stock Market’s Global Market (the Nasdaq Global Market). According to published guidelines of the National Association of Securities Dealers, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of Shares publicly held is less than 750,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $5,000,000, shareholder’s equity is less than $10,000,000 and there are fewer than two registered and active market makers for the Shares, or (ii) the number of Shares publicly held is less than 1,100,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $15,000,000, there are fewer than four registered and active market makers, and either (x) PacNet’s market capitalization is less than $50,000,000 or (y) the total assets and total revenue of PacNet for the most recently completed fiscal year or two of the last three most recently completed fiscal years, is less than $50,000,000. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to information provided to us by PacNet, as of 31 March 2007, there were 51 holders of record of Shares (not including beneficial holders of Shares in street name) and there were 13,840,164 Shares outstanding.

If the Shares were to cease to be quoted on the Nasdaq Global Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers Automated Quotation System, Inc. (NASDAQ) or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Margin Regulations.  The Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve Board (the Federal Reserve Board), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated by PacNet upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by PacNet to its shareholders and to the SEC and would make certain provisions of the Exchange Act and the related requirement to furnish an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of “affiliates” of PacNet and persons holding “restricted securities” of PacNet to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.

Connect intends to seek to cause PacNet to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

Minimum Tender Condition

Our Offer is conditioned on, among other things, the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date) (the Minimum Tender Condition). We currently own 4,121,287 shares, or approximately 29.78%, of the issued shares of PacNet. We have also received an irrevocable undertaking from Vantage Corporation Limited (VCL) to tender 1,629,373 PacNet Shares, representing approximately 11.77% of the issued share capital of PacNet, held by VCL and not already acquired by Connect, into the Offer.

Under the Singapore Code, we are not permitted to waive the Minimum Tender Condition and this Offer will not successfully close until this condition is satisfied. See “Introduction” and Section 15, “The Offer — Certain Conditions of this Offer,” for a complete description of the Minimum Tender Condition to which this Offer is subject.

Options Which May Be Considered if the Offer is Not Completed

If the Offer is not completed because the Minimum Tender Condition is not satisfied or because another condition is not satisfied or waived, Connect may consider, among other things, engaging in open market or in privately negotiated purchases of PacNet shares, including to the extent required for Connect to acquire all of the equity interest in PacNet. However, if the Offer is not completed, Connect may not, unless with the SIC’s consent, within one year from the date the Offer lapses or is withdrawn, make another voluntary offer for shares of PacNet or acquire voting rights in PacNet such that Connect would be obligated to make a mandatory offer for shares of PacNet (as would be required if Connect and/or its concert parties acquired more than 1% of the PacNet shares in any six-month period). In addition, if the Offer is consummated, Connect may not within six months of the final expiration date of the Offer make a second offer for shares of PacNet or acquire shares of PacNet at a price higher than that paid in the Offer.

If Connect was to pursue any of these alternatives, it might take considerably longer for the public shareholders of PacNet to receive any consideration for their PacNet shares (other than through sales in the open market or privately negotiated transactions) than if they had tendered their PacNet shares in the Offer. Any such transaction could result in proceeds per PacNet share to the public shareholders of PacNet that are more or less than, or the same as, the offer price in the Offer or could result in the trading price of the PacNet shares to increase, decrease or be unchanged. Connect has no obligation to pursue any of these alternatives if the Offer is not completed.

Alternatively, if the Offer is not completed because the Minimum Tender Condition is not satisfied or because another condition is not satisfied or waived, Connect may consider, among other things, disposing of all or any portion of its PacNet shares in the open market or otherwise.

Key Timelines

You should note certain key timelines relating to this Offer which are set out in detail in Section 1.7, “The Offer — Terms of this Offer — Key Timelines.”

THE OFFER

1.	Terms of this Offer

1.1  Offer Terms.

Connect is offering to purchase all issued PacNet shares, on the terms and subject to the conditions in this Offer and on the following basis:

For each PacNet share: US$10.00 in cash, without interest

For the avoidance of doubt, the offer price of US$10.00 in cash, without interest, is without regard to any brokerage fees and/or any required taxes.

We will acquire the shares fully-paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as of 12 January 2007, the date of our initial announcement of our intention to make this Offer, and thereafter attaching thereto, including the right to all dividends, rights and other distributions declared, made or paid thereon, if any, on or after 12 January 2007 (including any dividends that may be declared, made or paid in respect of the financial year ended 31 December 2006). See Section 16, “The Offer — Dividends and Distributions.”

Upon the terms and subject to the conditions set forth in this Offer, and if this Offer is extended or amended, the terms and condition of such extension or amendment, we will accept for payment and pay for all PacNet shares validly tendered and not withdrawn on or prior to the final expiration of this Offer.

The shares acquired by Connect pursuant to this Offer may be held by a nominee company or companies on behalf of Connect or by Connect’s financier as security (see Section 12, “The Offer — Source and Amount of Funds”). We also reserve the right to transfer any of the acquired shares to any of our related corporations. Except for the above, as of 27 April, 2007, there is no agreement, arrangement or understanding whereby any of the shares acquired pursuant to this Offer will or may be transferred to any other person.

1.2  Shares Included in this Offer.

We hereby extend this Offer, on the same terms and conditions, including the same offer price, to:

(a) all the issued PacNet shares, including those PacNet shares owned, controlled or agreed to be acquired by parties acting or deemed to be acting in concert*( with Connect in connection with this Offer (other than PacNet shares already owned by Connect); and

(b) all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the final expiration of this Offer, of any outstanding options (the Options) granted under the PacNet Share Option Plan.

1.3  Options.

We hereby extend this Offer, on the same terms and condition, including the same offer price, to all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise, prior to the final expiration of this Offer, of any Options. Based on information provided by PacNet, as of 24 April 2007, there were 518,580 shares issuable

  * Under the Singapore Code, persons “acting in concert” with Connect in connection with this Offer, shall comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), co-operate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company, and shall be presumed to include, inter alia, the following unless the contrary is established: (a) the following companies: (i) a company; (ii) the parent of (i); (iii) the subsidiaries of (i); (iv) the fellow subsidiaries of (i); (v) the associated companies of any of (i), (ii), (iii) or (iv); and (vi) companies whose associated companies include any of (i) , (ii), (iii), (iv) or (v); (b) a company with any of its directors (together with their close relatives, related trusts as well as companies controlled by any of the directors, their close relatives and related trusts); (c) a company with any of its pension funds and employee share schemes; and (d) partners.

pursuant to Options. The Options are not freely transferable by the holders thereof. We are, therefore, not offering to acquire the Options pursuant to this Offer. However, we are making a concurrent proposal to the holders of Options, the terms of which proposal are set out in Schedule D hereto. We are mailing such proposal to the holders of such Options as soon as practicable on the date of this Offer to Purchase.

1.4  Conditions of this Offer.

This Offer is conditioned upon the satisfaction of certain conditions set forth in Section 15, “The Offer — Certain Conditions of this Offer” (collectively, and together with the Minimum Tender Condition set forth below, all the conditions of this Offer are referred to as the Conditions) and the continued satisfaction of the Conditions upon the final expiration of this Offer. We have briefly summarized the Conditions below. We reserve the right to waive in whole or in part any of the Conditions (other than the Minimum Tender Condition).

(a) Minimum Tender Condition

The Minimum Tender Condition requires the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date). Under the Singapore Code, we are not permitted to waive the Minimum Tender Condition and this Offer will not successfully close unless this Condition is satisfied.

(b) Regulatory/Third Party Approvals

(i) All approvals and authorisations, including without limitation the Info-Communications Development Authority of Singapore approval, necessary or appropriate for or in connection with this Offer from all relevant authorities in any jurisdiction shall have been obtained and be in full force and effect, and all statutory and regulatory obligations in any jurisdiction shall have been complied with. As of the date of this Offer, Connect is not aware of any further regulatory requirements which must be complied with or approvals which must be obtained in connection with this Offer.

(c) No Injunctions

No governmental authority shall have taken any action or enacted any statute which might require particular actions or impose limitations that would be contrary to the intentions of this Offer or be detrimental to PacNet or Connect.

(d) No Material Adverse Change

Since 30 September 2006, there shall not have been any adverse change in the PacNet group taken as a whole nor any legal proceedings against PacNet, any other member of the PacNet group or any PacNet affiliate which could have a material adverse effect on the PacNet group taken as a whole, so as to result in a reduction by more than 10% in the net tangible assets or the net profit after tax of the PacNet group for the financial year in which the relevant event occurs but shall not include the effect of extraordinary or one-off items, or a reduction by more than 15% in the net income (being revenues less cost of sales, depreciation, interest, taxes and amortization) of the PacNet group for any two financial quarters following the most recent publicly disclosed quarterly financial statements at the time of the relevant event and after making adjustments for the relevant event.

(e) No Subsequent Discovery

Connect not having discovered (i) that any financial, business or other information concerning the PacNet group disclosed by any member of the PacNet group, whether publicly or in writing to Connect or to its advisers, is misleading, contains any misrepresentation or omission and which was not subsequently corrected before the date of the Offer, so as to result in a reduction by more than 10% in the net tangible assets or the net profit after tax of the PacNet group for the relevant financial period to which such financial or business or other information relates, or a reduction by more than 15% in the net income (being revenues less cost of sales, depreciation, interest, taxes and amortization) of the PacNet group for any two financial quarters following the then most recent publicly disclosed quarterly financial statements after making adjustments for the relevant misleading information, misrepresentation or omission; or (ii) that any member of the PacNet group is subject to any liability which is not disclosed in PacNet’s annual report and consolidated accounts for the financial year ended 31 December 2005 which results in an increase in the liabilities of the PacNet group by an amount equivalent to more than 10% of the net tangible assets of the PacNet group.

1.5  Irrevocable Undertaking.

On 12 January 2007, Connect received an irrevocable undertaking from Vantage Corporation Limited (VCL) to tender 1,629,373 PacNet Shares, representing approximately 11.77% of the issued share capital of PacNet as of 31 March 2007, based on information provided to us by PacNet, held by VCL and not already acquired by Connect, into the Offer. The undertaking provides that, among other things, on commencement of the Offer, VCL shall immediately tender its PacNet shares in accordance with the procedure for acceptance, VCL shall not withdraw any acceptances and Connect shall acquire it’s PacNet shares free of any lien, charge, option, equity or encumbrance, together with all rights attaching to the PacNet shares. The undertaking will lapse if the Offer lapses or is withdrawn.

Save as disclosed above, as at 27 April 2007, the latest practicable date prior to the printing of this Offer to Purchase, neither Connect nor any party acting in concert with it has received any irrevocable undertaking from any holder of shares to accept or reject the Offer.

A copy of the irrevocable undertaking from VCL dated 12 January 2007 is filed as an exhibit to our Schedule 13D as amended by Amendment No. 6 filed by us on 23 January 2007 under the Exchange Act with the SEC in connection with this Offer. Reference is made to this exhibit for a more complete description of the irrevocable undertaking.

1.6  Warranty.

We will deem any tender of shares pursuant to this Offer to constitute an unconditional and irrevocable warranty by the tendering PacNet shareholder that it is acting on behalf of the beneficial owner of the tendered shares, and that Connect is purchasing the shares fully-paid and free from all liens, charges, pledges and other encumbrances and together with all rights, benefits and entitlements attached thereto as of 12 January 2007 (the date of our initial announcement of our intention to make this Offer) and thereafter attaching thereto, including the right to all dividends, rights and other distributions declared, made or paid thereon, if any, on or after 12 January 2007 (including any dividends that may be declared, made or paid in respect of the financial year ended 31 December 2006).

1.7  Key Timelines

(a) Initial Expiration Date

This Offer shall expire at 12:00 midnight, New York City time, on 7 June 2007, 12:00 noon Singapore time on 7 June 2007 (the Expiration Date), unless and until Connect shall have extended the period for which this Offer is open, in which event, the term “Expiration Date” shall mean the latest time and date on which this Offer, as so extended by Connect, shall expire. Extensions shall always be subject to the Final Day Rule further described below. The period from the commencement of this Offer until 12:00 midnight, New York City time, on 7 June 2007, 12:00 noon Singapore time on 7 June 2007, or as such as may be extended, is referred to as the “Offering Period.”

(b) Extension of Offering Period

If this Offer is not successful on the first or any other scheduled Expiration Date, we have no obligation to extend this Offer.

However, subject to the applicable rules and regulations of the SEC and the Singapore Code, including the Final Day Rule further described below, Connect may extend the Offering Period by publicly announcing such extension. Should the extended Expiration Date be undefined until further notice, shareholders who have not accepted the Offer will be notified in writing at least 14 days before the Offer is closed. During any such extension of the Offering Period, all shares previously tendered and not withdrawn will remain subject to this Offer, subject to the right of a tendering shareholder to withdraw its previously tendered shares. See Section 5, “The Offer — Rights of Withdrawal.” We would announce an extension of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. The announcement would state the approximate number of shares tendered as of the previously scheduled Expiration Date and the number of shares owned by us before 12 January 2007, the percentages of the issued shares of PacNet represented by these numbers, and would announce the extended Expiration Date.

(c) Final Day Rule

We may extend this Offer more than once; however, under the Singapore Code, this Offer cannot be kept open beyond 5:30 p.m., New York City time, on the 60th calendar day following the date of this Offer to Purchase, or 1 July 2007, (the Final Day Rule) save that the Offer must remain open for acceptances for a subsequent offering period of not less than 14 days but not more than 20 business days after the date on which the Offer becomes or is declared unconditional as to acceptances. Further, Connect may extend the offering period beyond such date with the permission of the Singapore Securities Industry Council. The SIC will normally grant such permission if a competing offer has been announced. However, you should note that if we elect to provide a subsequent offering period as described in Section 1.8 below, such subsequent offering period may extend beyond 1 July, 2007.

(d) Revision to the Offer Price

If, during the Offering Period, Connect, in its sole discretion, revises the offer price and this Offer is scheduled to expire at any time earlier than the tenth business day (or 14th calendar day, if earlier) from the date that we dispatch our notification of the revision, we will extend the Offering Period for the longer of ten business days or 14 calendar days from the date of such notice, and the revised offer price will extend to all tenders previously received. Any revision to the offer price during the Offering Period will be notified to all PacNet registered shareholders in writing. In this Offer to Purchase, “business day” means any day on which securities are traded on the Nasdaq Global Market and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

(e) Revisions to Terms other than the Offer Price

Subject to applicable regulations, Connect may:

(i) terminate or revise this Offer on the occurrence of any of the events specified in Section 15, “The Offer — Certain Conditions of this Offer,” subject to prior consultation with the SIC; and

(ii) waive any Condition (other than the Minimum Tender Condition) and change any other term of this Offer, subject to prior consultation with the SIC,

in each case, by publicly announcing, or where warranted, sending or giving to shareholders, such termination, revision, waiver or change, provided that we may extend the Offering Period depending on the materiality of the revision and in accordance with applicable law.

(f) Notifications of Extension or Revision

We will immediately publicly announce any extension, termination, revision, waiver or change of this Offer, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including those which require us to promptly disseminate to shareholders in a manner reasonably designed to inform shareholders of any material change in the information published, sent or given to shareholders in connection with this Offer) and, without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement, provided that such information shall be made available to all PacNet shareholders as nearly as possible at the same time and in the same manner.

1.8  Subsequent Offering Period.

Subsequent to the Expiration Date and the purchase of all shares tendered during the Offering Period, we will provide a subsequent offering period of at least 14 calendar days but no more than 20 business days if this Offer becomes or is declared unconditional as to acceptances. During a subsequent offering period, shareholders who did not tender their shares during the Offering Period may tender their shares and receive the offer consideration. Tenders during any subsequent offering period may not be withdrawn for any reason. We would announce a subsequent offering period no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date. All Conditions must be satisfied or waived prior to the commencement of any subsequent offering period. See Section 1, “The Offer — Terms of this Offer,” and Section 5, “The Offer — Rights of Withdrawal,” for more information concerning any subsequent offering period.

1.9  Dissemination of Offer.

Pursuant to the Singapore Code, PacNet has provided Connect with its shareholder list for the purpose of despatching this Offer to registered holders of shares. We will despatch this Offer to Purchase and the related Letter of Transmittal and other related documents to record holders of shares and to brokers, banks and similar person whose names, or the names of whose nominees, appear on the shareholder list or who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

1.10  Foreign Shareholders.

We are sending this Offer to Purchase to all PacNet registered shareholders. We are also making available this Offer to Purchase to all PacNet shareholders. However, the validity of this Offer to PacNet shareholders resident outside the U.S. or Singapore (Foreign Shareholders) may be affected by the laws of the relevant foreign jurisdictions. For the avoidance of doubt, this Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of shares in any jurisdiction in which the making of this Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. Foreign Shareholders should inform themselves about, seek independent legal advice and comply with the applicable laws in their relevant jurisdictions. However, we may, in our discretion, take such action as we may deem necessary to make this Offer in any such jurisdiction.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the Conditions, and if this Offer is extended or amended, the terms and conditions of such extension or amendment, we will accept for payment and pay for all PacNet shares validly tendered and not withdrawn on or prior to the final expiration of this Offer. Payment for tendered shares will occur as promptly as practicable and in any event under Singapore law, within 10 calendar days after the date on which the Offer is declared unconditional. Holders who validly tender their acceptances after the unconditional date will be paid as promptly as practicable and in any event under Singapore law, within 10 calendar days of the Depositary’s receipt of their acceptances. In all cases, the Depositary will pay for tendered shares only after the timely receipt of:

(i) certificates evidencing such tendered shares, or confirmation of a book-entry transfer of tendered shares (a Book-Entry Confirmation) into the Depositary’s account at The Depository Trust Company (the Book-Entry Transfer Facility);

(ii) a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined herein) in lieu of the Letter of Transmittal; and

(iii) any other required documents.

Payment for tendered shares will be made by deposit of the offer price with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Connect and transmitting such payments to the tendering shareholders. We expect to make payment on or about the third business day following our acceptance for payment of any tendered shares and actual receipt by the Depositary of certificates or Book-Entry Confirmations with respect to such tendered shares. Under no circumstances will interest on the offer price for tendered shares be paid, regardless of any delay in making such payment.

If any tendered shares are not accepted for payment pursuant to the terms and condition of this Offer for any reason, or if certificates are submitted for more shares than are tendered, certificates for such unpurchased shares will be returned, without expense to the tendering shareholder or, in the case of shares tendered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility, such shares will be credited to an account maintained with the Book-Entry Transfer Facility, as soon as practicable following expiration or termination of this Offer.

3.	Procedure for Tendering Shares

Valid Tender.  To tender shares pursuant to this Offer, you must:

(i) complete and sign the enclosed Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered shares and any other required documents to The Bank of New York, the Depositary for this Offer, at the address listed on the back cover of this Offer to Purchase, so that the Depositary receives the Letter of Transmittal on or prior to the Expiration Date;

(ii) deliver the tendered shares and either a Letter of Transmittal or Agent’s Message pursuant to the procedures for book-entry transfer set forth below, so that the Depositary received the confirmation of delivery and Letter of Transmittal and Agent’s Message on or prior to the Expiration Date; or

(iii) comply with the guaranteed delivery procedures set forth below.

A shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender shares as the registered shareholder using one of the methods set forth above.

The term “Agent’s Message” means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Connect may enforce such agreement against the participant.

Book-Entry Delivery.  The Depositary will establish accounts with respect to the shares at the Book-Entry Transfer Facility for purposes of this Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of shares may be effected through book-entry transfer, either the Letter of Transmittal (or copy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees.  Except as otherwise provided below, a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an Eligible Institution) must guarantee all signatures on a Letter of Transmittal. Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the shares) of shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers; in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Connect, proper evidence satisfactory to Connect of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  A shareholder who desires to tender shares pursuant to this Offer and whose certificates for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary on or prior to the Expiration Date, may tender such shares by following all of the procedures set forth below:

(i) make the tender by or through an Eligible Institution;

(ii) complete and execute a Notice of Guaranteed Delivery, substantially in the form provided by Connect, and deliver the Notice to the Depositary so that the Notice is received on or prior to the Expiration Date; and

(iii) either (a) complete and sign the enclosed Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such copy with the certificate(s) for the tendered shares and any other required documents to the Depositary for this Offer, at the address listed on the back cover of this Offer to Purchase, so that the Depositary receives the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery; or (b) deliver the tendered shares and either a Letter of Transmittal or Agent’s Message pursuant to the procedures for book-entry transfer set forth above, so that the Depositary receives the confirmation of delivery and Letter of Transmittal and Agent’s Message within three trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or fax transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

The method of delivery of the shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that shareholders use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, the Depositary will pay for tendered shares only after the timely receipt of:

(i) certificates evidencing such tendered shares, or a Book-Entry Confirmation into the Depositary’s account at the Book-Entry Transfer Facility;

(ii) a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal; and

(iii) any other required documents.

Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary. Under no circumstances will Connect pay interest on the offer price of the tendered shares, regardless of any extension of this Offering Period or any delay in making such payment.

Tender Constitutes an Agreement.  The valid tender of shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Connect upon the terms and subject to the conditions of this Offer.

Appointment of Proxies.  By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably constitutes and appoints designees of Connect as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the shares tendered by such shareholder and accepted for payment by Connect (and with respect to any and all other claims arising as a result of such shareholder’s holding of shares, dividends, distributions, return of capital, rights, other shares, or other securities issued or issuable in respect thereof on or after 12 January 2007). Such appointment is effective in respect of the shares tendered by the shareholders when, and only to the extent that, the Conditions of this Offer are fully satisfied or waived (as applicable) and Connect deposits the payment for such shares with the Depositary, and the shares tendered are not withdrawn. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). All such powers of attorney and proxies will be considered coupled with an interest in the tendered shares. Connect’s designees will, with respect to the shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of PacNet, by written consent in lieu of any such meeting or otherwise. Connect reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon Connect’s payment for such shares, Connect must be able to exercise full voting rights with respect to such shares.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by Connect in its sole discretion, which determination will be final and binding, subject always to the applicable rules under the Singapore Code and the Exchange Act. We reserve the absolute right to reject any and all tenders that it determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. We will not deem any tender of shares to be valid until all defects and irregularities relating thereto have been cured or waived to our satisfaction. None of Connect, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and condition of this Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

Backup Withholding.  To avoid backup withholding of U.S. federal income tax on payments made pursuant to this Offer, each tendering U.S. Holder should complete and return the Substitute Form W-9 included in the Letter of Transmittal, and tendering non-U.S. Holders should complete and return IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. Holder” and “non-U.S. Holder” and a more detailed discussion of backup withholding, see Section 6, “The Offer — Material U.S. Federal Income Tax Consequences.”

4.	Announcements

By 9:00 a.m., New York City time, on the next business day following either (a) the Expiration Date, (b) any revision of this Offer, or (c) any extension of the Offering Period, we will announce the total number of shares (as nearly as practicable):

(i) which have been validly tendered;

(ii) owned by Connect and its concert parties before 12 January 2007, the date of our initial announcement of our intention to make this Offer; and

(iii) acquired or agreed to be acquired by Connect and its concert parties during the offer period,

and will specify the percentages of issued shares of PacNet represented by such numbers.

If we receive tenders in respect of such number of shares so that, after the purchase of such tendered shares pursuant to this Offer, we would own more than 50% of the maximum potential issued shares of PacNet (being the total number of shares which would be in issue had all Options been validly exercised) (the 50% Tender Level), notwithstanding that such event is subject to change as shareholders who tendered shares continue to have rights to withdraw their tenders on or prior to the Expiration Date, we will make an announcement to this effect by 9:00 a.m., New York City time, on the next business day following the date of occurrence of such event. We will make further announcements if any time such number of tenders are withdrawn such that the 50% Tender Level is no longer achieved and whenever we subsequently re-achieve the 50% Tender Level.

5.	Rights of Withdrawal

Tenders of shares made pursuant to this Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment pursuant to the Offer, may also be withdrawn at any time after 1 July, 2007. There will be no withdrawal rights during any subsequent offering period for shares tendered during the subsequent offering period.

For a withdrawal to be effective, you (or your broker or nominee if your shares are held in “street name”) must mail, deliver or fax a written notice of withdrawal to the Depositary at the address or fax number listed on the back cover of this Offer to Purchase on or prior to the Expiration Date, and the notice must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares have been tendered for the account of any Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, “The Offer — Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares. If certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares to be withdrawn must also be furnished to the Depositary prior to the physical release of such certificates.

We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, which determination shall be final and binding. None of Connect, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

You may not rescind withdrawals of tender for shares, and we will deem any shares properly withdrawn not to have been validly tendered for purposes of this Offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3, “The Offer — Procedure for Tendering Shares,” at any time on or prior to the Expiration Date or during a subsequent offering period, if one is provided.

6.  Material U.S. Federal Income Tax Consequences

6.1  General

The following is a summary based on present law of certain U.S. federal income tax considerations. It addresses only holders of shares whose shares are sold pursuant to this Offer or converted into the right to receive cash in the Compulsory Acquisition and that hold the shares as capital assets and use the U.S. dollar as their functional currency. The discussion is a general summary. It is not a substitute for tax advice. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to particular holders, and it does not address state, local, foreign or other tax laws. In particular, this summary does not consider the circumstances of particular holders, some of which (such as financial institutions, insurance companies, investors that own (directly or indirectly) 10 per cent. or more of the voting stock of PacNet, holders liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organisations, securities traders and dealers or holders holding the shares as part of a hedge, straddle, conversion, integrated or constructive sale transaction) are subject to special tax regimes. This discussion also does not address the U.S. federal income tax consequence to holders of shares who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. Each holder should consult its own tax advisor about the US federal, state and local income tax consequences of the Offer and Compulsory Acquisition.

THE STATEMENTS ABOUT US FEDERAL TAX CONSIDERATIONS ARE MADE TO SUPPORT THE PROMOTION OR MARKETING OF THIS OFFER. NO TAXPAYER CAN RELY ON THEM TO

AVOID TAX PENALTIES. EACH HOLDER SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR ABOUT THE TAX CONSEQUENCES UNDER ITS OWN PARTICULAR CIRCUMSTANCES IN THIS OFFER AND COMPULSORY AQUISITION UNDER THE LAWS OF SINGAPORE AND THE UNITED STATES AND ITS CONSTITUENT JURISDICTIONS AND ANY OTHER JURISDICTIONS WHERE THE HOLDER MAY BE SUBJECT TO TAXATION.

This discussion assumes that PacNet is not, and never has been, a passive foreign investment company (“PFIC”) for US federal income tax purposes. If it were determined that PacNet is or has been a PFIC, the US federal income tax consequences of accepting the Offer or receiving cash in the Compulsory Acquisition would differ from those described below, and they may be materially less favourable.

If a partnership (or other entity or arrangement taxed as a partnership) holds shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences of this Offer and the Compulsory Acquisition.

As used here, “US Holder” means a beneficial owner of shares that is for US federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation or other business entity created or organized under the laws of the United States or its political subdivisions, (iii) an estate the income of which is subject to US federal income tax without regard to its source or (iv) a trust subject to the primary supervision of a US court and the control of one or more US persons. “Non-US Holder” means any beneficial owner of shares that is not a US Holder.

6.2  Offers and the Compulsory Acquisition

U.S. Holders.  The receipt of cash in exchange for shares pursuant to this Offer or the Compulsory Acquisition will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the PFIC rules discussed below, a U.S. Holder who receives cash in exchange for shares pursuant to this Offer or the Compulsory Acquisition will recognize capital gain or loss for U.S. federal income tax purposes equal to any difference between the cash amount received and the holder’s adjusted tax basis in the shares surrendered. Any such gain or loss generally would be long-term capital gain or loss if the holder has held the shares for more than one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Deductions for capital losses are limited. Any gain or loss recognized by a U.S. Holder generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

If the shares are delisted from the Nasdaq Global Market as a result of this Offer and subsequently do not become readily tradable on an established securities market in the United States, dividends paid to U.S. Holders no longer will be eligible for the preferential tax rate applicable to qualified dividend income.

Non-U.S. Holders.  A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for shares in this Offer or the Compulsory Acquisition unless (i) the gain is effectively connected with its conduct of a trade or business in the United States or (ii) the non-US holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

6.3  Passive Foreign Investment Company

PacNet will be a PFIC for any taxable year if (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (determined on a quarterly basis) is attributable to assets that produce passive income. The determination whether PacNet is a PFIC is made annually and subject to change. In the form 20-F that PacNet filed with the SEC on 30 June 2006, PacNet stated that it did not believe it was and did not expect to become a PFIC. PacNet has not amended that statement in subsequent SEC filings, but there can be no assurance that PacNet is not a PFIC.

If PacNet were a PFIC for any taxable year during which a U.S. Holder held shares, the U.S. Holder generally would be taxed at ordinary income tax rates on any gain realized on the sale of the shares pursuant to this Offer or the Compulsory Acquisition. The U.S. Holder also would be subject to a special interest charge on the tax with respect to any gain unless it has made an election to recognize gain in its shares each year on a mark-to-market basis. If

PacNet were a PFIC, the mark-to-market election may become unavailable if the shares are delisted as a result of the Offer. U.S. Holders may be treated as proportionate owners of any PFIC shares owned by PacNet.

6.4  Information Reporting and Backup Withholding

U.S. Holders.  Payments made to noncorporate U.S. Holders pursuant to this Offer or the Compulsory Acquisition generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, its taxpayer identification number provided is correct and it is not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess.

Non-U.S. Holders.  Payments made to non-U.S. Holders pursuant to this Offer and the Compulsory Acquisition may be subject to U.S. information reporting and backup withholding. Non-U.S. Holders that do not otherwise establish and exemption can avoid U.S. backup withholding by providing the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts.

7.  Singapore Tax Consequences for U.S. Taxpayers

Any profits gained from the sale of the shares pursuant to this Offer will not be taxable in Singapore unless such gains are derived from any trade, business, profession or vocation carried on in Singapore by that person, and if such gains are considered to be revenue in nature. No withholding tax is payable in Singapore on the consideration received on sales of the shares.

8.  Price Range of Shares; Dividends

The shares are listed and principally traded on the Nasdaq Global Market under the symbol “PCNTF.” The following table sets forth, for the calendar quarters and months indicated, the high and low closing sales prices, the monthly closing prices, as well as the trading volume for the shares on the Nasdaq Global Market based upon public sources:

				Volume of
	Highest			PacNet
Quarterly Prices	Closing	Lowest Closing	Last Closing	Shares Traded
	(US$)	(US$)	(US$)

2005:
First Quarter	6.95	5.93	6.14	3.36	m
Second Quarter	7.31	5.38	6.01	4.15	m
Third Quarter	6.91	5.94	6.85	4.94	m
Fourth Quarter	6.97	5.75	5.76	2.04	m
2006:
First Quarter	8.60	5.66	8.55	14.56
Second Quarter	9.50	7.75	9.50	6.06	m
Third Quarter	9.90	8.68	9.02	4.33	m
Fourth Quarter	9.92	8.42	9.30	0.94	m
Monthly Prices
October 2006	9.68	9.00	9.68	258,658
November 2006	9.92	8.92	9.00	410,613
December 2006	9.30	8.42	9.30	269,055
January 2007	10.04	8.66	9.90	740,340
February 2007	9.88	9.47	9.73	258,022
March 2007	9.59	9.35	9.54	159,165

On 11 January 2007, the trading day prior to the initial announcement of our intention to make this Offer, the reported closing price on the Nasdaq Global Market was US$9.11 per share. On 27 April 2007, the latest practicable date prior to the printing of this Offer to Purchase, the reported closing price on the Nasdaq Global Market was US$9.83 per share. The highest and lowest closing prices of the PacNet shares on the Nasdaq Global Market during the last six months prior to 27 April 2007, being the latest practicable date prior to the date of this Offer, was US$10.04 and US$8.42, such sales occurring on 17 January 2007 and 19 December 2006 respectively.

To date, PacNet has not declared or paid cash dividends on the shares.

You should obtain a recent market quotation for ordinary shares of PacNet in deciding whether to tender your shares.

9.	Certain Information Concerning PacNet

Except as otherwise set forth herein, the information concerning PacNet contained in this Offer to Purchase has been made available by PacNet to Connect or taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Connect and the Information Agent have no knowledge that any statements contained herein based on such documents and records are untrue, Connect and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by PacNet to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Connect or the Information Agent.

General.  PacNet was incorporated in Singapore on 28 March 1995 as Sembawang Media Pte Ltd, and changed its name to Pacific Internet Pte Ltd on 17 March 1998. On 23 November 1998, it was converted to a public company and was listed on the Nasdaq National Market (now the Nasdaq Global Market) on 5 February 1999. Its principal corporate offices are located at 89 Science Park Drive #01-07, The Rutherford, Singapore Science Park, Singapore 118261; telephone number (65) 6872 0322.

Based on publicly available information as at the date of this Offer, PacNet is one of the leading Internet Service Providers of data, voice and video Internet services with established presence in Singapore, Hong Kong, the Philippines, Australia, India, Thailand and Malaysia.

Based on information provided to us by PacNet, as of 31 March 2007, PacNet has an issued and paid-up share capital comprising 13,840,164 ordinary shares.

Based on information provided to us by PacNet, as at 24 April 2007, there were 518,580 outstanding options with an exercise price range between S$10.69 and S$16.92 under the PacNet 1999 Share Option Plan.

Based on a company search of PacNet at the Accounting & Corporate Regulatory Authority of Singapore (ACRA) as at 27 April 2007, the Directors of PacNet were Phey Teck Moh, Tan Meng Dong, Ms Zhang Yun, Koh Boon Hwee, Steven Barry John Simpson, Mr Sajjad Ahmad Akhtar, Mr Stephen William Berger and Dr Neil Robert Jones.

PacNet describes its business, as disclosed in its publicly available publications, as follows:

PacNet is the largest telco-independent internet communications service provider by geographic reach in the Asia Pacific region. It provides internet protocol (IP) based data and voice services to businesses and individuals in Asia Pacific. PacNet is one of the most established Internet Service Providers (ISP) in the region, having started in 1991 as TechNet, a research and development computer network for academics’ use at the National University of Singapore.

In 1995, the then Sembawang Group, a diversified Singapore conglomerate, planned the introduction of Internet access in Singapore and the Asian region after noting the significant progress made in the US in this industry. It established a holding entity SembMedia that eventually purchased TechNet and commercialized its services in September 1995 when it launched Pacific Internet Corporation Pte Ltd.

In line with PacNet’s strategy to expand regionally, PacNet established its presence in Hong Kong in 1996 through an acquisition. It commenced its Philippines operations in 1997 and formally acquired an equity stake in the local partner in 1998. PacNet’s Australian operations started with the acquisition of two ISPs in 1999. By 2000, further acquisitions of Australian ISPs brought PacNet’s presence to six major cities in Australia. Pacific Internet India, a joint venture unit of PacNet, was launched in 1999, and operates in major Indian cities today. In 2000, PacNet made another acquisition in Thailand and officially launched Pacific Internet Thailand in the same year. In 2002, PacNet set up operations in Malaysia. Today, its has direct presence in seven countries namely Singapore, Australia, Hong Kong, India, the Philippines, Thailand and Malaysia.

PacNet launched an initial public offering of shares on 5 February 1999 on NASDAQ, at a price of US$17 per share. On 20 May 1999, PacNet and its then major shareholders sold a total of 2,125,000 shares at a price of US$51.4375 per share as a second offering.

Over the years, PacNet has built a network infrastructure that enables the group to target major Asia Pacific cities, which have high demand and growth potential for these IP based services. Currently, PacNet delivers its services to businesses and consumers through a regional network of more than 30 points of presence (“POP”) in seven markets and have established international carrier relationships that create a reliable global coverage. PacNet’s systems and network infrastructure are designed to provide customers with reliability and speed through efficient use of international bandwidth and implementation of a scalable infrastructure. This regional network footprint provides the PacNet group with stronger bargaining power for collective negotiation of international bandwidth and the ability to build extensive peering relationships with international carriers.

Financial Information

The below data is extracted from, and should be read in conjunction with, the financial information for the quarter and year ended 31 December 2006 contained in PacNet’s Form 6-K filed with the SEC on 12 February 2007 which is hereby incorporated by reference and may be obtained electronically at the SEC’s website at http://www.sec.gov. PacNet does not report the ratio of earnings to fixed charges, operating income per share or book value per share.

	Year Ended 31 December
			%
	2006	2005	Growth
	(US$000)	(US$000)

Revenue:
Access Services:	88,373	88,584	0%
— Broadband	55,966	55,187	1%
— Leased Line	19,172	14,329	34%
— Dial-up	13,235	19,068	(31)%
IP Services:	26,971	16,535	63%
Travel (Commission) and Others:	7,758	5,988	30%
Total Revenues	123,102	111,107	11%
Corporate Business Revenue	93,274	75,379	24%
Consumer Business Revenue	29,828	35,728	(17)%
Cost of Sales	62,395	52,330	19%
Gross Profit	60,707	58,777	3%
Operating Expenses	57,081	52,108	10%
Operating Income	3,626	6,669	(46)%
Net Income	3,752	7,053	(47)%
Net Income per share — Basic	0.2757	0.5288	(48)%
Net Income per share — Diluted	0.2667	0.5270	(49)%

	At 31 December
	2006	2005
	(US$000)	(US$000)

Current Assets	69,369	63,330
Non-current Assets	39,245	42,122
Total Assets	108,614	105,451
Current Liabilities	35,473	36,633
Non-current Liabilities	1,483	1,344
Shareholders’ Equity	70,914	66,288
Minority Interest	744	1,187
Total Liabilities and Equity	108,614	105,451

Note:  Financials converted to US$ at a S$/US$ exchange rate of S$1.5338 per US$1.00.

Intent to Tender; Recommendation; PacNet Opinion.  As of the date hereof, (i) Connect does not know whether or not any executive officer, director or affiliate of PacNet intends to tender shares in this Offer, (ii) none of PacNet, its executive officers, directors or affiliates have made any public recommendation with respect to this Offer and (iii) PacNet has not made public any appraisal, report or opinion on the fairness of this transaction.

Available Information.  PacNet is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information concerning PacNet’s directors and officers, their remuneration, stock options granted to them, the principal holders of PacNet’s securities, any material interests of such persons in transactions with PacNet and other matters is required to be disclosed in proxy statements distributed to PacNet’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549 and can be obtained electronically on the SEC’s website at http://www.sec.gov.

Material Changes.  Except as disclosed in this Offer to Purchase and publicly disclosed information relating to the PacNet group (including, without limitation, all announcements and financial information relating to the PacNet group released by PacNet), as at 27 April, 2007, there has not been, within the knowledge of Connect, any material change in the financial position or prospects of the PacNet group, since 30 September 2006 (as disclosed in PacNet’s Form 6-K filed with the SEC on 13 November 2006).

10.	Certain Information Concerning Connect

General.  Connect was incorporated in Bermuda on 22 June 2006 and is an investment holding company. The principal executive offices of Connect are located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda; telephone number +1 441 299 4943. By virtue of its current shareholding in PacNet and its representation on the PacNet Board of Directors, Connect is an affiliate of PacNet for purposes of the US securities laws.

Connect is a wholly-owned subsidiary of Connect International Limited (CIL), an investment holding company incorporated in Bermuda on 20 June 2006. The principal executive offices of CIL are located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, +1 441 299 4943. CIL is, in turn, owned by a number of investment funds, including:

(a) Ashmore Global Special Situations Fund Limited (GSSF), an open-ended investment company registered in Guernsey. The principal executive offices of GSSF is Suite 6, Borough House, Rue du Pre, St Peter Port, Guernsey, GY1 3RH, +44 207 557 4100. GSSF’s principal business is to invest in fixed income investments of distressed corporates or corporates undergoing restructurings;

(b) Ashmore Global Special Situations Fund 2 Limited (GSSF2), an open-ended investment company registered in Guernsey. The principal executive offices of GSSF2 is Suite 6, Borough House, Rue du Pre, St Peter Port, Guernsey, GY1 3RH, +44 207 557 4100. GSSF2’s principal business is to take advantage of the global economic cycles and crises that can exist in emerging market countries and to extract value from specific corporate restructurings;

(c) Asset Holder PCC Limited re Ashmore Emerging Markets Liquid Investment Portfolio (EMLIP), a protected cell of an open-ended unit trust registered in Guernsey. The principal executive offices of EMLIP is Arnold House, St Julian’s Avenue, St Peter Port, Guernsey, GY1 3NF, +44 207 557 4100. EMLIP’s principal business is to enable investors to have access to the returns available from investment in emerging markets;

(d) Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund (ARF), a protected cell of an open-ended investment company registered in Guernsey. The principal executive offices of ARF is Arnold House, St Julian’s Avenue, St Peter Port, Guernsey, GY1 3NF, +44 207 557 4100. ARF’s principal business is to provide access to the high returns available in Asian local currency debt, US Dollar debt instrument and to a lesser degree equity or equity linked investments;

(e) Ashmore Emerging Markets Debt Fund (AEMDF), an exempted company incorporated under the laws of the Cayman Islands. The principal executive offices of AEMDF is c/o International Management Services Ltd, Harbour Centre, 4th Floor, North Church Street, PO Box 61GT, George Town, Grand Cayman, Cayman Islands, +44 207 557 4100. AEMDF’s principal business is to provide long-term capital growth through investment in emerging market bonds, debt instruments and other securities products; and

(f) Ashmore Emerging Markets Debt and Currency Fund Limited (AEMDCF), an open-ended investment company registered with limited liability in Guernsey. The principal executive offices of AEMDCF is Suite 6, Borough House, Rue du Pre, St Peter Port, Guernsey, GY1 3RH, +44 207 557 4100. AEMDCF’s principal business is to access returns in emerging market hard currency denominated and local currency denominated instruments and other yielding fixed income instruments in local currencies and other emerging market investments and products,

(GSSF, GSSF2, EMLIP, ARF, AEMDF and AEMDCF together Ashmore). Each of the Ashmore funds is managed by Ashmore Management Company Limited (AMC), a limited company registered in Guernsey. The principal executive offices of AMC is Arnold House, St Julian’s Avenue, St Peter Port, Guernsey, GY1 3NF, +44 207 557 4100. AMC’s principal business is as a management company;

(g) Spinnaker Global Opportunity Fund Ltd (SGO), a limited company incorporated under the laws of the British Virgin Islands. The principal executive offices of SGO is c/o Spinnaker Capital Limited, 53-54 Grosvenor Street, London W1K 3HU, +44 207 903 2900. SGO’s principal business is as an open ended investment fund, investing mainly in securities issued by corporate and sovereign issuers in Asia, Eastern Europe and Latin America;

(h) Spinnaker Global Emerging Markets Fund Ltd (SGEM), a limited company incorporated under the laws of the British Virgin Islands. The principal executive offices of SGEM is c/o Spinnaker Capital Limited, 53-54 Grosvenor Street, London W1K 3HU, +44 207 903 2900. SGEM’s principal business is as an open ended investment fund, investing mainly in securities issued by corporate and sovereign issuers in Asia, Eastern Europe and Latin America;

(i) Spinnaker Global Strategic Fund Ltd (SGS), a limited company incorporated under the laws of the British Virgin Islands. The principal executive offices of SGS is c/o Spinnaker Capital Limited, 53-54 Grosvenor Street, London W1K 3HU, +44 207 903 2900. SGS’s principal business is as an open ended investment fund, investing mainly in securities issued by corporate and sovereign issuers in Asia, Eastern Europe and Latin America,

(SGO, SGEM and SGS together Spinnaker);

(j) Clearwater Undersea Cable Investments, LP (Clearwater), an exempted limited partnership established under the laws of the Cayman Islands. The principal executive offices of Clearwater LP is c/o Walkers SPV Limited PO Box 908GT George Town, Grand Cayman, Cayman Islands, + 1 212 201 8543. Clearwater LP’s principal business is to invest in other companies.

Clearwater is managed by Clearwater Capital GP, Ltd (Clearwater GP), a limited company established under the laws of the Cayman Islands. The principal executive offices of Clearwater GP is c/o Walkers SPV Limited PO Box 908GT George Town, Grand Cayman, Cayman Islands, + 1 212 201 8543. Clearwater GP’s principal business is to manage its general partnership investments,

Ashmore, Spinnaker and Clearwater (collectively Investors) are investment funds whose business is principally to invest in various products with the objective of securing favourable financial returns. The Investors collectively have over US$30 billion of assets under management.

Connect owns 100% of Asia Netcom Corporation Limited (Asia Netcom) and all its group entities. Asia Netcom is a company incorporated in Bermuda. The principal business of the Asia Netcom group is the provision of telecommunications services, including dealing in telecommunications services and network capacity, submarine and/or terrestrial cable network telecommunications capacity, managed network services and internet protocol-based services. Asia Netcom operates an extensive telecommunications network infrastructure in the Asia Pacific region, including a privately-owned sub sea cable system, known as the East Asia Crossing, as well as terrestrial backhauls and telehouses in key Asian markets.

Through a separate investment vehicle C2C Group Limited, the Investors own 100% of C2C Pte Ltd (C2C) and all its group entities. C2C is a company incorporated in Bermuda. The C2C group owns and operates a submarine cable network and provides telecommunications facilities and services.

Connect, the Investors and Connect’s subsidiaries and associated companies are collectively referred to as the “Connect Group”.

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years, of each of the directors of Connect and the Investors, as well as the executive officers of Connect are set forth in Schedule A to this Offer to Purchase.

Except as set forth under “Special Factors” or Schedule B hereto, neither Connect nor, to the best knowledge of Connect, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any PacNet shares or has engaged in any transactions in shares in the past 60 days. Schedule B hereto sets forth the acquisitions of PacNet’s securities by Connect during the past two years.

Except as set forth under “Special Factors” or Schedule B hereto, there have been no negotiations, transactions or material contacts during the past two years between Connect or, to the best knowledge of Connect, any of the persons listed in Schedule A hereto, on the one hand, and PacNet or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets nor to the best knowledge of Connect have there been any negotiations or material contacts between subsidiaries, executive officers and directors. Except as described under “Special Factors,” neither Connect nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with PacNet or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to this Offer.

FORWARD-LOOKING DISCLAIMER.  Connect may publish statements, including statements in this Offer to Purchase, that are not strictly historical and are “forward-looking” statements. Although Connect believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Connect can give no assurance that their expectations will be realized.

11.	Compulsory Acquisition

Compulsory Acquisition.  It is the intention of Connect to make PacNet its wholly owned subsidiary. It is not the intention of Connect to preserve the listing and registration status of PacNet, as long as circumstances permit. In this regard, Connect will exercise any rights of compulsory acquisition that Connect may have in connection with this Offer.

If this Offer is successful and we purchase, either pursuant to this Offer or on the open market within four months following the commencement of this Offer, at least 90% of the issued voting shares, other than those already owned by us, our related corporations or respective nominees (the 90% Purchase Condition), we intend to exercise our right under the Singapore Companies Act to compulsorily acquire (the Compulsory Acquisition) those shares not previously tendered, at the same purchase price (without interest) as the price for the shares purchased in this Offer. Upon completion of a Compulsory Acquisition, Connect would own all of the issued shares of PacNet.

If the 90% Purchase Condition is satisfied prior to the final Expiration Date, we intend to exercise our right for the Compulsory Acquisition shortly after the completion of this Offer. If the 90% Purchase Condition is satisfied after the final expiration of this Offer but within four months following the commencement of this Offer, we intend to exercise our right for the Compulsory Acquisition as soon as the 90% Purchase Condition is satisfied. The Compulsory Acquisition will take at least three months to complete assuming that no minority shareholder files an objection under Section 215 of the Singapore Companies Act with the Singapore courts to have the acquisition stopped on the basis that the proposed acquisition is unfair.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT AND THE APPLICABLE RULES UNDER THE SINGAPORE CODE.

12.	Rights of Minority Shareholders

Appraisal Rights.  Neither U.S. nor Singapore law provides PacNet shareholders with any appraisal rights in connection with this Offer.

Compulsory Acquisition.  PacNet shareholders who do not tender their shares in this Offer have the right, under the Singapore Companies Act, to require Connect to acquire their PacNet shares at the same purchase price (without interest) as the price for the shares purchased in the Offer, in the event that Connect acquires at least 90% of the issued voting shares of PacNet. PacNet shareholders who wish to exercise this right are advised to seek their own independent legal advice.

13e-3 Rights.  Because Connect is an affiliate of PacNet, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning PacNet and certain information relating to the fairness of the Offer and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Offer. Connect has provided such information in this Offer to Purchase.

Provisions For Unaffiliated Shareholders.  We have made no arrangements granting unaffiliated shareholders access to the corporate files of Connect or to obtain counsel or appraisal services at our expense.

13.	Source and Amount of Funds

We estimate that the total amount of funds required to purchase all issued PacNet shares (other than those already owned by Connect), including all shares issued pursuant to the valid exercise of Options prior to the final Expiration Date (based on the information provided to us by PacNet on 16 April 2007), pursuant to this Offer at the offer price of US$10.00 per share will be approximately US$97,824,730. The consideration for this Offer (including any revision thereof) will be funded by way of existing internal resources of the Connect Group.

The existing internal resources of the Connect Group will be sufficient to fund this Offer and this Offer is not conditioned upon any financing arrangement. Connect has not secured alternative financing sources for this Offer.

14.	Confirmation of Financial Resources

Lazard Asia Limited, the Singapore financial adviser to Connect, confirms that sufficient financial resources are available to Connect to satisfy in full all tenders in respect of this Offer.

15.	Certain Conditions of this Offer

Prior to making this Offer, (i) Connect International Limited, the immediate shareholder of Connect, voted to approve this Offer and its implementation and (ii) the IDA granted us permission to proceed with this Offer. Notwithstanding any other provision of this Offer but subject as provided in Section 15, Connect shall not be required to accept for payment or pay for any tendered shares as this Offer will terminate (i) if at the expiration of the Offering Period, the Minimum Tender Condition has not been satisfied or (ii) if at the expiration of the Offering Period, any of the other Conditions set forth below have not been satisfied or waived by Connect, subject to prior consultation with the SIC.

(a) Regulatory/Third Party Approvals

(i) All approvals, authorisations, clearances, licences, orders, confirmations, consents, exemptions, grants, permissions, recognitions and waivers (Authorisations) including without limitation IDA Approval, which are necessary or appropriate for or in connection with the Offer, the acquisition by Connect of any PacNet shares or other securities in PacNet or of control of PacNet, any other member of the PacNet group or any PacNet affiliate and/or to carry on the business of PacNet, any other member of the PacNet group or any PacNet affiliate, having been obtained from and not being subject to any conditions imposed or required by any governmental, quasi-governmental, supranational, statutory, regulatory, administrative, investigative, fiscal or judicial agency, authority, body, court, association, institution, commission, department, exchange, tribunal or any other body or person whatsoever having jurisdiction over the matter in question or over Connect, any other member of the Connect Group or any Connect affiliate or over PacNet, any other member of the PacNet group or any PacNet affiliate and from persons or bodies with whom Connect, any other member of the Connect Group or any Connect affiliate or PacNet, any other member of the PacNet group or any PacNet affiliate has entered into contractual arrangements; (ii) all Authorisations remaining in full force and effect and no notice or intimation of any intention to revoke, modify or not to renew any of the same having been received and all necessary statutory or regulatory obligations in connection with the Offer and its implementation in any jurisdiction having been complied with; and (iii) all statutory and regulatory obligations in any jurisdiction having been complied with, all necessary or appropriate filings having been made, and all necessary or appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulations of any jurisdiction shall have expired, lapsed or been terminated, in each case in connection with the Offer or the acquisition of any PacNet shares or other securities in PacNet or of control of PacNet, any other member of the PacNet group or any PacNet affiliate;

(b) No Injunctions

No governmental, quasi-governmental, supranational, statutory, regulatory, administrative, investigative, fiscal or judicial agency, authority, body, court, association, institution, commission, department, exchange, tribunal or any other body or person whatsoever having jurisdiction over the matter in question or over Connect, any other member of the Connect Group or any Connect affiliate or over PacNet, any other member of the PacNet group or any PacNet affiliate shall have taken, instituted, implemented or threatened or decided or proposed to take, institute or implement, any action, proceeding, suit, investigation, enquiry or reference, or made, proposed or enacted any statute, regulation, decision, ruling or order or taken any other steps, which in any case would or might:

(i) make the Offer, its implementation or outcome or the acquisition of any PacNet shares or other securities in PacNet or of control of PacNet, any other member of the PacNet group or any PacNet affiliate void, illegal and/or unenforceable, or otherwise directly or indirectly restrict, restrain, prohibit, delay or interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge, hinder or frustrate or be adverse to the same (including requiring any amendment or revision of the Offer);

(ii) impose any limitation on, or result in a delay in, the ability of Connect, any other member of the Connect Group or any Connect affiliate, directly or indirectly, to acquire, hold or exercise effectively any rights of ownership of shares, loans or securities convertible into shares or any other securities in PacNet, any other member of the PacNet group or any PacNet affiliate or to exercise management control over PacNet, any other member of the PacNet group or any PacNet affiliate; and/or

(iii) require, prevent or delay a divestiture by Connect, any other member of the Connect Group or any Connect affiliate of any shares or other securities in PacNet, any other member of the PacNet group or any PacNet affiliate.

(c) No Material Adverse Change Since 30 September 2006:

(i) there being no event, circumstance, effect, occurrence or state of affairs or any combination of them arising, occurring or existing which has a material adverse change in the assets, business, financial or trading position, value, profits, liabilities, prospects or results of operations of the PacNet group taken as a whole; or

(ii) no litigation, arbitration, prosecution or other legal proceedings having been instituted, announced or threatened by or against or remaining outstanding against PacNet, any other member of the PacNet group or any PacNet affiliate which could have a material adverse effect on the PacNet group taken as a whole, and for the purpose of the foregoing, material adverse change and material adverse effect shall mean a reduction by more than 10% in the net tangible assets or the net profit after tax of the PacNet group for the financial year in which the relevant event, circumstance, effect, occurrence or state of affairs arises, occurs or exists but shall not include the effect of extraordinary or one-off items, or a reduction by more than 15% in the net income (being revenues less cost of sales, depreciation, interest, taxes and amortization) of the PacNet group for any two financial quarters following the most recent publicly disclosed quarterly financial statements at the time of the relevant event, circumstance, effect, occurrence or state of affairs and after making adjustments for the relevant event, circumstance, effect, occurrence or state of affairs; and

(d) No Subsequent Discovery Connect not having discovered:

(i) that any financial or business or other information concerning the PacNet group disclosed at any time by or on behalf of any member of the PacNet group, whether publicly or in writing to Connect or to any of its advisers, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and which was not subsequently corrected before the date of the Offer by disclosure either publicly or in writing to Connect or to any of its advisers to an extent which in any case is material in the context of the PacNet group taken as a whole; or

(ii) that any member of the PacNet group is subject to any liability (actual or contingent) which is not disclosed in PacNet’s annual report and consolidated accounts for the financial year ended 31 December 2005 and which in any case is material in the context of the PacNet group taken as a whole, and for the purpose of the foregoing sub-paragraph (i), material shall mean a reduction by more than 10% in the net tangible assets or the net profit after tax of the PacNet group for the relevant financial period to which such financial or business or other information relates, or a reduction by more than 15% in the net income (being revenues less cost of sales, depreciation, interest, taxes and amortization) of the PacNet group for any two financial quarters following the then most recent publicly disclosed quarterly financial statements after making adjustments for the relevant misleading information, misrepresentation or omission as the case may be; and for the purpose of the foregoing sub-paragraph (ii), material shall mean an increase in the liabilities of the PacNet group by an amount equivalent to more than 10% of the net tangible assets of the PacNet group.

We may waive the condition under paragraph (a) above (or any part thereof) insofar as any aforesaid Authorisation is obtained subject to any condition and determine such condition to be satisfied. We may waive any of the conditions under paragraphs (b), (c) and (d) above in whole or in part. We may invoke any of the conditions under paragraphs (b), (c) and (d) above only after consultation with SIC.

The Offer is unconditional in all other respects.

16.	Dividends and Distributions

If, on or after the date hereof, PacNet should (i) split, combine or otherwise change the shares or its capitalization, (ii) acquire currently issued shares or otherwise cause a reduction in the number of issued shares or (iii) issue or sell additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than shares issued pursuant to the exercise of share options issued as of the date hereof, then, subject to the provisions of Section 15, “The Offer — Certain Conditions of this Offer,” Connect may, in its sole discretion, make such adjustments as it deems appropriate in the offer price and other terms of this Offer, including, without limitation, the number or type of securities offered to be purchased, subject to prior consultation with the SIC.

If, on or after 12 January 2007 but prior to the Expiration Date, PacNet should declare or pay any cash dividend, other distribution or return of capital on the shares, or issue with respect to the shares any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable or issuable to shareholders of record on a date prior to the transfer of the shares purchased pursuant to this Offer to Connect or its nominee or transferee on PacNet’s share transfer records, then, subject to the Conditions of this Offer being satisfied or waived (if applicable):

(a) the offer price and other terms of this Offer may, in the sole discretion of Connect, be reduced by the amount of any such cash dividend, cash distribution or return of capital; and/or

(b) the whole of any such non-cash dividend, distribution, return of capital or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of Connect and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Connect, accompanied by appropriate documentation of transfer, or (ii) at the direction of Connect, be exercised for the benefit of Connect, in which case the proceeds of such exercise will promptly be remitted to Connect. Pending such remittance and subject to applicable law, Connect will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, return of capital, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Connect in its sole discretion.

17.	Certain Legal Matters

Antitrust Compliance.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The acquisition of voting securities of a non-U.S. issuer by a non-U.S. person is exempt from the requirements of the HSR Act if the non-U.S. issuer holds assets located in the U.S. having an aggregate total value of less than $50 million (as adjusted). We believe that PacNet holds assets located in the U.S. having an aggregate total value of less than $50 million (as adjusted) and therefore this Offer is not a reportable transaction under the HSR Act.

Info-Communications Development Authority (IDA) Approval

PacNet is a designated telecommunications licensee under the Singapore Telecommunications Act. Consequently, Connect is required to comply with the provisions of the Code of Practice for Competition in the Provision of Telecommunication Services 2005 (the Competition Code). Pursuant to the Competition Code, on 7 December 2006, the IDA granted Connect unconditional approval to acquire an ownership interest in PacNet of at least 12% but less than 30%. Further, on 30 March 2007, Connect obtained the unconditional approval of the IDA in respect of its proposal to acquire a direct ownership interest of more than 30% in PacNet pursuant to this Offer. Connect has received all necessary approvals from the IDA to consummate this Offer.

Additional General Information.  Your attention is also drawn to Schedule E hereto for additional general and statutory information relating to this Offer.

18.	Fees and Expenses

Except as set forth below, Connect will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to this Offer.

We have engaged Lazard Asia Limited and Lazard Frères & Co. LLC (together Lazard) as financial adviser and dealer manager in connection with this Offer. We have agreed to pay Lazard a contingency fee of US$500,000, payable if the Minimum Tender Condition is satisfied and this Offer is successful, and a further contingency fee of US$800,000 upon (a) the acquisition by Connect of at least 90.1% (including the PacNet shares currently held by Connect) of the outstanding PacNet shares or all or substantially all of the assets of PacNet; or (b) termination of the reporting obligations of PacNet under U.S. federal securities laws. We have also agreed to reimburse our advisers for their out-of-pocket expenses incurred in connection with this Offer.

Connect has retained MacKenzie Partners, Inc., to act as the Information Agent in connection with this Offer. The Information Agent may contact holders of shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to this Offer to beneficial owners of shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses and Connect will indemnify the Information Agent against certain liabilities and expenses in connection with this Offer, including liabilities under the federal securities laws.

Connect has retained The Bank of New York to act as the Depositary in connection with this Offer. Connect will pay the Depositary reasonable and customary compensation for its services in connection with this Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Connect for customary mailing and handling expenses incurred by them in forwarding material to their customers.

19.	Miscellaneous

19.1  Foreign Shareholders

We are not making this Offer to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We may, however, in our sole discretion, take such action as we deem necessary to make this Offer in any such jurisdiction and extend this Offer to holders of shares in such jurisdiction. We are not aware of any jurisdiction in which the making of this Offer or the acceptance of shares in connection therewith would not be in compliance with the laws of such jurisdiction.

19.2  SEC Filing

We have filed with the SEC a Tender Offer Statement on a combined Schedule TO and Schedule 13e-3 under cover of Schedule TO furnishing certain additional information with respect to this Offer, and may file amendments thereto. You may examine and obtain copies of such Statement and any amendments thereto, including exhibits, from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 9, “The Offer — Certain Information Concerning PacNet.”

19.3  No Authorisations or Representations

We have not authorized any person to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you must not rely on such information or representation as if we had authorized it.

19.4  Transactions

Our agreements involving PacNet’s shares and negotiations, transactions and material contacts concerning significant corporate events between us and PacNet or its affiliates or any other person with a direct interest are described in “Special Factors — Historical Chronology of Events” and Section 1.5, “Irrevocable Undertaking”. We have not entered into any transactions with PacNet or any of its affiliates (except as described above with respect to VCL) with an aggregate value of more than 1% of PacNet’s revenues in any period. We have not entered into any transactions with any executive officer, director or affiliate of PacNet that is a natural person with an aggregate value exceeding US$60,000.

20.	Directors’ Responsibility Statement

For the purposes of the Singapore Code, the directors of Connect (including those who may have delegated detailed supervision of this Offer to Purchase) have taken all reasonable care to ensure that the facts stated in this Offer to Purchase are fair and accurate and that no material fact has been omitted from this Offer to Purchase and they jointly and severally accept responsibility accordingly.

Where any information has been extracted from published or otherwise publicly available sources or obtained from PacNet (including, without limitation, information relating to PacNet), the sole responsibility of the directors of Connect has been to ensure through reasonable enquiries that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Offer to Purchase.

CONNECT HOLDINGS LIMITED

2 May 2007

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND/OR DIRECTORS OF CONNECT AND THE DIRECTORS OF THE INVESTORS

The following table sets forth the name and present principal occupation or employment, principal business address and telephone number and material occupations, positions, offices or employments for the past five years of each present director of Connect and each present director of the Investors. Connect has no executive officers. None of the persons listed has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanours), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Directors of Connect

Present Principal Occupation or
Employment and Material
Positions Held During the Past
Name and Address	Office(s)	Citizenship	Five-Years

Timothy James Terence Davis	Board member	United Kingdom	Head of Legal and Transaction Management for Ashmore Investment Management Limited, 20 Bedfordbury, London WC2N 4BL, United Kingdom, +44 207 557 4100
Mr Davis has held a legal position at Ashmore Investment Management Limited since 2000.
David Walter James Astwood	Board member	United Kingdom	Partner at Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda, +1 (441) 295 1422
Mr Astwood has practiced law with Conyers Dill & Pearman since 1995.
Brian Kent Holdipp	Board member	United Kingdom	Associate at Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda, +1 (441) 295 1422
Mr Holdipp has practiced law at Conyers Dill & Pearman since 1998.
Seumas James Dawes	Board member	Australia	Senior Portfolio Manager for Ashmore Investment Management Limited, 20 Bedfordbury, London WC2N 4BL, United Kingdom, +44 207 557 4100
Previously employed by Paribas Limited, Mr Dawes joined Ashmore Investment Management Limited in 2000.
Robert McCarthy	Board member	United States of America	Investment Professional for Spinnaker Capital Limited, 53/54 Grosvenor Street, W1K 3HU5, United Kingdom, +44 207 903 2900.
Mr McCarthy has held this position at Spinnaker Capital Limited for the past five years.

Present Principal Occupation or
Employment and Material
Positions Held During the Past
Name and Address	Office(s)	Citizenship	Five-Years

Robert Dean Petty	Board member	United States of America	Managing Partner for Clearwater Capital Partners Limited, 485 Madison Avenue, 18th Floor, New York, NY 10022, United States of America, + 1 212 201 8543
Mr Petty has been the Managing Partner of Clearwater Capital Partners since 2001. Based in New York, Mr Petty’s principal responsibilities encompass portfolio management, trading and sourcing.
William Lamont Barney	Board member	United States of America	Chief Executive Officer of Asia Netcom Corporation Limited, c/o 18F Cityplaza 3, 14 Taikoo Wan Road, Taikoo Shing, Island East, Hong Kong, +852 2121 2828
Mr Barney joined Asia Global Crossing, the predecessor to Asia Netcom Corporation Limited, as President and Chief Operating Officer, in October 2001. Mr Barney continued in this role until taking over the position of Chief Executive Officer in January 2006.

Directors of CIL

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Timothy James Terence Davis	Board member	United Kingdom	Head of Legal and Transaction Management for Ashmore Investment Management Limited, 20 Bedfordbury, London WC2N 4BL, United Kingdom, +44 207 557 4100
Mr Davis has held a legal position at Ashmore Investment Management Limited since 2000.
David Walter James Astwood	Board member	United Kingdom	Partner at Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda, +1 (441) 295 1422
Mr Astwood has practiced law with Conyers Dill & Pearman since 1995.
Brian Kent Holdipp	Board member	United Kingdom	Associate at Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda, +1 (441) 295 1422
Mr Holdipp has practiced law with Conyers Dill & Pearman since 1998

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Seumas James Dawes	Board member	Australia	Senior Portfolio Manager for Ashmore Investment Management Limited, 20 Bedfordbury, London WC2N 4BL, United Kingdom, +44 207 557 4100
Previously employed by Paribas Limited, Mr Dawes joined Ashmore Investment Management Limited in 2000.
Robert McCarthy	Board member	United States of America	Investment Professional for Spinnaker Capital Limited, 53/54 Grosvenor Street, W1K 3HU5, United Kingdom, +44 207 903 2900
Mr McCarthy has held this position at Spinnaker Capital Limited for the past five years.
Robert Dean Petty	Board member	United States of America	Managing Partner for Clearwater Capital Partners Limited, 485 Madison Avenue, 18th Floor, New York, NY 10022, United States of America, + 1 212 201 8543
Mr Petty has been the Managing Partner of Clearwater Capital Partners since 2001. Based in New York, Mr Petty’s principal responsibilities encompass portfolio management, trading and sourcing.

Directors of Ashmore:

(a)	GSSF

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Nigel Carey	Board member	Guernsey	Guernsey Advocate and Partner at Carey Olsen, 7 New Street, St. Peter Port, Guernsey, GY1 4BZ. +44(0) 1481 727272
Mr Carey is a Guernsey advocate and a director on the boards of a number of Ashmore funds including, PCC1, PPC2, AEMDCF, GSSF, GSFF2, GSSF3, EMGIP, Ashmore Turkey Fund and is also a director of a number of Guernsey based mutual fund companies and investment companies.
Mr Carey retired as an Ordinary Member of the Guernsey Financial Services Commission as of 31 July 2004 having served in that position for a number of years.

(b)	GSSF2

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Nigel Carey	Board member	Guernsey	Guernsey Advocate and Partner at Carey Olsen, 7 New Street, St. Peter Port, Guernsey, GY1 4BZ. +44(0) 1481 727272
Mr Carey is a Guernsey advocate and a director on the boards of a number of Ashmore funds including, PCC1, PPC2, AEMDCF, GSSF, GSFF2, GSSF3, EMGIP, Ashmore Turkey Fund and is also a director of a number of Guernsey based mutual fund companies and investment companies.
Mr Carey retired as an Ordinary Member of the Guernsey Financial Services Commission as of 31 July 2004 having served in that position for a number of years.

(c)	EMLIP

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Nigel Carey	Board member	Guernsey	Guernsey Advocate and Partner at Carey Olsen, 7 New Street, St. Peter Port, Guernsey, GY1 4BZ. +44(0) 1481 727272
Mr Carey is a Guernsey advocate and a director on the boards of a number of Ashmore funds including, PCC1, PPC2, AEMDCF, GSSF, GSFF2, GSSF3, EMGIP, Ashmore Turkey Fund and is also a director of a number of Guernsey based mutual fund companies and investment companies.
Mr Carey retired as an Ordinary Member of the Guernsey Financial Services Commission as of 31 July 2004 having served in that position for a number of years.
John Roper	Board member	United Kingdom	Director, 20 Bedfordbury, London WC2N 4BL, United Kingdom, +44 207 557 4100
Mr Roper is also a director on the board of Asset Holder PCC No2 Limited.
Previously, Mr Roper served as an elected member of the States of Guernsey (the Island’s Legislature).
Mr Roper retired in 1997 as Director General of the Guernsey Financial Services Commission, where he had overall responsibility for the supervision of banking, insurance and investment business including the development of financial services legislation.

(d)	ARF

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Nigel Carey	Board member	Guernsey	Guernsey Advocate and Partner at Carey Olsen, 7 New Street, St. Peter Port, Guernsey, GY1 4BZ. +44(0) 1481 727272
Mr Carey is a Guernsey advocate and a director on the boards of a number of Ashmore funds including, PCC1, PPC2, AEMDCF, GSSF, GSFF2, GSSF3, EMGIP, Ashmore Turkey Fund and is also a director of a number of Guernsey based mutual fund companies and investment companies.
Mr Carey retired as an Ordinary Member of the Guernsey Financial Services Commission as of 31 July 2004 having served in that position for a number of years.
John Roper	Board member	United Kingdom	Director, 20 Bedfordbury, London WC2N 4BL, United Kingdom, +44 207 557 4100
Mr Roper is also a director on the board of Asset Holder PCC No2 Limited.
Previously, Mr Roper served as an elected member of the States of Guernsey (the Island’s Legislature).
Mr Roper retired in 1997 as Director General of the Guernsey Financial Services Commission, where he had overall responsibility for the supervision of banking, insurance and investment business including the development of financial services legislation.

(e)	AEMDF

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Martin Byrne	Board member	Cayman Islands	Trust and Company Manager of International Management Services Ltd, PO Box 61, 4th Floor Harbour Centre, Grand Cayman, Cayman Islands, +1 345 949 4244
Mr Byrne is employed as a Trust and Company Manager of International Management Services Ltd, a firm engaged in the management of offshore corporations. Mr Byrne is a member of the Institute of Chartered Secretaries and Administrators and the Society of Trust and Estate Practitioners.

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Martin Lang	Board member	Cayman Islands	Senior Company Manager and Company Secretary of International Management Services Ltd, PO Box 61, 4th Floor Harbour Centre, Grand Cayman, Cayman Islands, +1 345 949 4244
Mr Lang is a director on board of two Ashmore funds, AREF and LCF and is also a director on the board of several notable alternative investment companies.

(f)	AEMDCF

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Nigel Carey	Board member	Guernsey	Guernsey Advocate and Partner at Carey Olsen, 7 New Street, St. Peter Port, Guernsey, GY1 4BZ. +44(0) 1481 727272
Mr Carey is a Guernsey advocate and a director on the boards of a number of Ashmore funds including, PCC1, PPC2, AEMDCF, GSSF, GSFF2, GSSF3, EMGIP, Ashmore Turkey Fund and is also a director of a number of Guernsey based mutual fund companies and investment companies.
Mr Carey retired as an Ordinary Member of the Guernsey Financial Services Commission as of 31 July 2004 having served in that position for a number of years.
Ashmore Management Company Limited	Board member	N/A	Arnold House, St Julian’s Avenue, St Peter Port Guernsey, GY1 3NF

Directors of Spinnaker

(h)	SGO

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Pedro Homem	Board member	Portugal	Financial markets, Av. da Liberdade, no 195 — 8[o] 1250 142 Lisboa, Portugal, +3512 1350 1055
Previously Mr Homem was Head of Private Banking at Banco Espirito Santo
Tamotsu Ogawa	Board member	Japan	President of Spinnaker Capital Japan, Yamada Building 2f. 2-8-4, Uchikanda, Chiyoda-Ku, Tokyo, 101-0047 Japan, +813 5298 7101
Mr Ogawa was a founding member of the Spinnaker Capital management team
Previously Mr Ogawa was the Managing Director of Indosuez W. I Carr Securities Japan

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Simon Ogus	Board member	United Kingdom	Financial markets, Suite 1703, Century Square, 1-13 D’Aguilar Street, Central, Hong Kong, +852 3150 8400
Previously Mr Ogus was CEO of DSGAsia, a firm which provides independent Asian economic and political analysis
Affonso Pastore	Board member	Brazil	Financial markets, Rua Alves Guimarães, 462, 10[o] Floor, room number 102, 05410-000, Pinheiros, São Paulo, Brazil, +55 11 3061 0600
Previously Mr Pastore was LatinSource’s adviser for Brazil and President and founder of A.C. Pastore & Assoc., an economic consulting firm in Sao Paulo
Marcos Lederman	Board member and authorised representative	Brazil	Managing Director of Spinnaker Asset Management, c/o Spinnaker Capital Ltda., Al. Santos 1940-2o 014818-200 Sao Paulo, SP, Brazil, +55 1132 532 437
Mr Lederman was one of the founding principals of Spinnaker Capital, and chairman of the board of directors of the Spinnaker Capital Funds

(i)	SGEM

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Francis D’Souza	Board member	United Kingdom	Financial markets, P.O.box 647, Al Mancil 8135-864, Portugal, +3512 8939 2960
From 1976 to 2003 Mr D’Souza held a position at Citigroup, with his final position as a partner of Citigroup Emerging Markets Investments.
Tamotsu Ogawa	Board member	Japan	President of Spinnaker Capital Japan, Yamada Building 2f. 2-8-4, Uchikanda, Chiyoda-Ku, Tokyo, 101-0047 Japan, +813 5298 7101
Mr Ogawa was a founding member of the Spinnaker Capital management team.
Previously Mr Ogawa was the Managing Director of Indosuez W. I Carr Securities Japan.
Simon Ogus	Board member	United Kingdom	Financial markets, Suite 1703, Century Square, 1-13 D’Aguilar Street, Central, Hong Kong, +852 3150 8400
Previously Mr Ogus was CEO of DSGAsia, a firm which provides independent Asian economic and political analysis

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Affonso Pastore	Board member	Brazil	Financial markets, Rua Alves Guimarães, 462, 10[o] Floor, room number 102, 05410-000, Pinheiros, São Paulo, Brazil, +55 11 3061 0600
Previously Mr Pastore was LatinSource’s adviser for Brazil and President and founder of A.C. Pastore & Assoc., an economic consulting firm in Sao Paulo
Marcos Lederman,	Board member and authorised representative	Brazil	Managing Director of Spinnaker Asset Management, c/o Spinnaker Capital Ltda., Al. Santos 1940-2o 014818-200 Sao Paulo, SP, Brazil, +55 1132 532 437
Mr Lederman was one the founding principals of Spinnaker Capital, and chairman of the board of directors of the Spinnaker Capital Funds
Claude Pomper	Board member and authorised representative	France	Financial markets, c/o Spinnaker Capital Ltda., Al. Santos 1940-2o 014818-200 Sao Paulo, SP, Brazil, +5511 3253 2255
Mr Pomper was one of the founding principals of Spinnaker Capital.
Previously Mr Pomper was the founder and Managing Director of the emerging markets division of Credit Agricole Indosuez

(j)	SGES

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Francis D’Souza	Board member	United Kingdom	Financial markets, P.O.box 647, Al Mancil 8135-864, Portugal, +3512 8939 2960
From 1976 to 2003 Mr D’Souza held a position at Citigroup, with his final position as a partner of Citigroup Emerging Markets Investments.
Tamotsu Ogawa	Board member	Japan	President of Spinnaker Capital Japan, Yamada Building 2f. 2-8-4, Uchikanda, Chiyoda-Ku, Tokyo, 101-0047 Japan, +813 5298 7101
Mr Ogawa was a founding member of the Spinnaker Capital management team.
Previously Mr Ogawa was the Managing Director of Indosuez W. I Carr Securities Japan.

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Simon Ogus	Board member	United Kingdom	Financial markets, Suite 1703, Century Square, 1-13 D’Aguilar Street, Central, Hong Kong, +852 3150 8400
Previously Mr Ogus was CEO of DSGAsia, a firm which provides independent Asian economic and political analysis
Marcos Lederman	Board member and authorised representative	Brazil	Managing Director of Spinnaker Asset Management, c/o Spinnaker Capital Ltda., Al. Santos 1940-2o 014818-200 Sao Paulo, SP, Brazil, +55 1132 532 437
Mr Lederman was the founding principal of Spinnaker Capital, and chairman of the board of directors of the Spinnaker Capital Funds

Directors of Clearwater

(k)	Clearwater LP

Present Principal Occupation or
Employment and Five-Year
Name	Office(s)	Citizenship	Employment History

Managed by general partner, Clearwater Capital GP, Ltd	Management	N/A	C/o- Walkers SPV Limited, PO Box 908GT, George Town, Grand Cayman, Cayman Islands

SCHEDULE B

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
IN PACNET

A.	Interests of Connect’s Directors and Controlling Shareholders in this Offer.

As at the date of this Offer to Purchase, none of the directors of Connect or (so far as the directors of Connect are aware) any controlling shareholder of Connect has any interest, direct or indirect, in this Offer (other than by reason only of being a director or shareholder of Connect, as the case may be).

B.	Disclosures of Holdings and Dealings in PacNet Shares

1. Except as disclosed below and based on information available to Connect as at the date of this Offer to Purchase, neither Connect nor its concert parties (including Connect’s directors and executive officers) owned, controlled or has agreed to acquire any PacNet shares or convertible securities as at the date of this document:

	Direct Interest			Deemed Interest
	No. of PacNet	% of PacNet		No. of PacNet	% of PacNet
Name	Shares	Shares(1)		Shares	Shares(1)

Connect	4,121,287	29.78	(1)	—	—

Note:

(1)	Based on 13,840,164 issued shares of PacNet as of 31 March 2007, as provided by PacNet.

2. Except to the extent disclosed below, neither Connect nor its concert parties (including Connect’s directors and executive officers) has dealt for value in any PacNet shares or convertible securities during the period commencing six months prior to 12 January 2007 (being the date of the initial announcement of our intention to make this Offer) and ending on the date of this Offer to Purchase (the Reference Period). Except as disclosed below, Connect has not acquired any PacNet shares or convertible securities during the past two years.

				Average
	Purchased for and		No. of	Price Paid	Total
	on Behalf of	On-Market/	PacNet	per PacNet	Amount
Date of Purchase	Connect by:	Off-Market	Shares	Share	Paid
				(US$)	(US$)

10 July 2006	Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund	On-market	353,425	9.16	3,237,373.00
14 July 2006	Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund	On-market	207,152	9.16	1,897,512.32
21 July 2006	Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund	On-market	50,000	8.56	427,905.00
15 September 2006	Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund	On-market	800,000	10.00	8,000,000.00
18 September 2006	Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund	On-market	126,617	9.50	1,202,861.50
19 September 2006	Asset Holder PCC No 2 Limited re Ashmore Asian Recovery Fund	On-market	50,000	9.60	479,945.00
Between 31 October 2006 and 3 November 2006	Spinnaker Global Emerging Markets Fund	On-market	150,724	9.48	1,428,406.00
Between 6 November 2006 and 22 November 2006	Spinnaker Global Emerging Markets Fund	On-market	133,369	9.74	1,298,886.00
22 January 2007	Connect	Off-market	2,250,000	10.00	22,500,000.00
Total			4,121,287		40,472,888.82

The above purchases were funded by the internal resources of the Connect Group.

B-1

SCHEDULE C

ADDITIONAL INFORMATION CONCERNING CONNECT

Financial Information on Connect

As Connect was incorporated on 22 June 2006, no audited financial statements of Connect have been prepared as at the date of this Offer to Purchase. Connect’s parent company, CIL, was incorporated on 20 June 2006, and as such, also has no audited financial statements prepared as at the date of this Offer to Purchase.

C-1

SCHEDULE D

OPTIONS PROPOSAL

Under the rules of the PacNet 1999 Share Option Plan (PacNet Share Option Plan), the Options are not transferable by the holders thereof (Optionholders). In view of this restriction, Connect is not making an offer to acquire the Options. For the avoidance of doubt, the Offer will be extended to all new PacNet shares unconditionally issued or to be issued pursuant to the valid exercise of the Options on or prior to the expiration date of the Offer, or if applicable, on or prior to the expiry of any subsequent offering period. Connect will instead propose, subject to:

(a) all the Conditions of the Offer being satisfied or waived (as applicable);

(b) the relevant Options continuing to be exercisable into new shares; and

(c) the administrative committee of the PacNet Share Option Plan (Options Plan Committee) not exercising its discretion to grant a cash bonus award to Optionholders for all or part of the Options pursuant to Section 6.1(a) of the PacNet Share Option Plan, to pay to an Optionholder, a cash amount determined in accordance with the Options Proposal (briefly described in this paragraph), (the Option Price) in consideration of such Optionholder agreeing:

(i) not to exercise all or any or the Options held by him in respect of which he has accepted the Options Proposal (the Relevant Options) into new shares; and

(ii) not to exercise all or any of his other rights as holder of the Relevant Options,

in each case from the date of this acceptance of the Options Proposal to the respective dates of expiry of the respective Relevant Options. Further, if the Offer is successful, an Optionholder who has accepted the Options Proposal will also be required to surrender all of the Relevant Options held by him for cancellation. If the Offer lapses or is withdrawn or if the Relevant Option ceases to be exercisable into new shares, or the Options Plan Committee grants a cash bonus to Optionholders referred to in (c) above the Options Proposal will lapse accordingly.

The Option Price is the higher of:

(i) the “see-through” price, which in relation to any Option, is to the extent positive:

(A) the offer price for each PacNet share under the Offer; less

(B) the exercise price per PacNet share under the Relevant Option concerned; or

(ii) the highest price paid by Connect and persons acting in concert with it for the Options, within three months of commencement of the Offer and during the Offer period.

A separate letter setting out more fully the Options Proposal made by Connect to the Optionholders will be sent to them as soon as practicable on the same date as the despatch of this Offer to Purchase.

For the avoidance of doubt, the Options Proposal is conditioned upon all the Conditions of the Offer being satisfied or waived (as applicable). If the Offer lapses or is withdrawn, the Options Proposal will lapse accordingly. The Offer is not conditioned upon acceptances received in relation to the Options Proposal.

If an Optionholder wishes to accept the Options Proposal in respect of his Options, he may not exercise those Options in order to accept the Offer in respect of the new shares to be issued pursuant to such exercise. All acceptances of the Options Proposal shall be irrevocable and unconditional, and may not be withdrawn.

D-1

SCHEDULE E

ADDITIONAL GENERAL INFORMATION

1.  No Indemnity Arrangements.  To the best knowledge of the directors of Connect as at 27 April 2007 (the Latest Practicable Date), neither Connect nor any of its concert parties has entered into any arrangement of the kind referred to in Note 7 on Rule 12 of the Singapore Code, including indemnity or option arrangements, nor any agreement or understanding, formal or informal, of whatever nature, relating to the PacNet shares which may be an inducement to deal or refrain from dealing in PacNet shares.

2.  No Agreement having any Connection with or Dependence upon this Offer.  Except as disclosed in this Offer to Purchase, as at the Latest Practicable Date, there is no agreement, arrangement or understanding between (1) Connect or any of its concert parties and (2) any of the present or recent directors of PacNet or the present or recent shareholders of PacNet having any Connection with or dependence upon this Offer.

3.  No Payment or Benefit to PacNet Directors.  As at the Latest Practicable Date, no payment or other benefit will be made or given to any director of PacNet or any corporation which is by virtue of Section 6 of the Singapore Companies Act deemed to be related to PacNet, as compensation for loss of office or otherwise in connection with this Offer.

4.  No Agreement Conditional upon Outcome of the Offer.  As at the Latest Practicable Date, there is no agreement or arrangement made between (1) Connect and (2) any of the directors of PacNet or any other person in connection with or conditional upon the outcome of this Offer or otherwise connected with this Offer.

5.  Transfer Restrictions.  As far as Connect is aware, there is no restriction in the Memorandum or Articles of Association of PacNet on the right to transfer any shares, which has the effect of requiring the holders of such shares, before transferring them, to offer them for purchase to members of PacNet or to any person.

6.  No Material Change in Information.  Except as disclosed in this Offer to Purchase, as far as Connect is aware, there has been no material change in any information previously published by or on behalf of Connect during the period commencing from 12 January 2007, being the date of the initial announcement of our intention to make this Offer and ending on the Latest Practicable Date.

E-1

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E-2

Faxed copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. Shareholders of PacNet or their broker, dealer, commercial bank, trust company or other nominee should send the Letter of Transmittal, certificates for the shares and any other required documents to the Depositary as follows:

The Depositary for the Offer is:

The Bank of New York

By Hand or Overnight Delivery:	By Mail:
The Bank of New York	The Bank of New York
Tender and Exchange Department	Tender and Exchange Department
101 Barclay Street	P.O. Box 11248
Receive & Delivery Window-Street Level	Church Street Station
New York, N.Y. 10286	New York, N.Y. 10286-1248

By Facsimile Transmission (For Eligible Institutions Only):
Facsimile Transmission:
(212) 815 — 6433
To Confirm Facsimile Transmissions (For Eligible Institutions Only):
Confirm Receipt of Facsimile
By Telephone: (212) 815-6212

Questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent or the Financial Adviser and Dealer Manager at the telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning this Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885
Email:tenderoffer@mackenziepartners.com

or

The Financial Adviser and Dealer Manager for the Offer is:

Lazard Asia Limited 3 Church Street #14-01 Samsung Hub Singapore 049483	Lazard Fréres & Co. LLC 30 Rockefeller Plaza New York, New York 10020

Call in Singapore.: (65) 6534 2011